AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1997.
                                         Registration No. 333-
                                                              ---------------
     ========================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                ----------------------
                                       FORM S-3
                             REGISTRATION STATEMENT UNDER
                              THE SECURITIES ACT OF 1933
                                ----------------------
                                   PHOTRONICS, INC.
                (Exact name of registrant as specified in its charter)

                   Connecticut                            06-0854886
          (State or other jurisdiction of              (I.R.S. Employer
          incorporation or organization)               Identification
                                                           Number)

                              --------------------------
                              1061 EAST INDIANTOWN ROAD
                               JUPITER, FLORIDA  33477
                                    (561) 745-1222
                           (Address, and telephone number,
                     of Registrant's principal executive offices)
                               -----------------------
                               JEFFREY P. MOONAN, ESQ.,
                      SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              1061 EAST INDIANTOWN ROAD
                               JUPITER, FLORIDA  33477
                                    (561) 745-1222
                                 FAX: (561) 747-1432
          (Name, address, including zip code, and telephone number of agent for service)
                               -----------------------

                                      Copies to:

          STEVEN L. WASSERMAN, ESQ.                 KEITH F. HIGGINS, ESQ.
              REID & PRIEST LLP                          ROPES & GRAY
            40 WEST 57TH STREET                     ONE INTERNATIONAL PLACE
          NEW YORK, NEW YORK  10019               BOSTON, MASSACHUSETTS  02110
               (212) 603-2000                          (617) 951-7000
            FAX: (212) 603-2001                     FAX: (617) 951-7050

                                ----------------------

          Approximate date of commencement of proposed sale to the public:

    AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE
      =========================================================================
                                          PROPOSED      PROPOSED
                                          MAXIMUM       MAXIMUM      AMOUNT OF
      TITLE OF EACH CLASS   AMOUNT TO     OFFERING     AGGREGATE   REGISTRATION
      OF SECURITIES TO BE       BE         PRICE        OFFERING        FEE
          REGISTERED        REGISTERED  PER UNIT(1)    PRICE (1)        (1)
      -------------------------------------------------------------------------
      Convertible Notes    $86,250,000
      due 2004                 (2)          100%      $86,250,000    $26,136.36
      -------------------------------------------------------------------------
      Common Stock, $.01
      par value                (3)           --            --            --
      =========================================================================

     (1)  The filing fee has been calculated pursuant to  Paragraphs (a) and
          (i) of Rule 457 promulgated under the Securities Act of 1933.
     (2) Includes $11,250,000 aggregate principal of Notes subject to the Underwriters' over-allotment.
     (3) Such presently indeterminable number of shares of Common Stock as may be or become deliverable upon conversion of the Notes being registered thereby.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
     ===========================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                        SUBJECT TO COMPLETION, DATED APRIL 28, 1997

                                        $75,000,000
                                 [LOGO]  PHOTRONICS, INC.
                    . % Convertible Subordinated Notes due May 15, 2004
                                     -----------------
             The Notes  are convertible at any time prior to maturity, unless previously redeemed or repurchased,  into shares of Common Stock,  par value $.01 per share ("Common Stock"), of Photronics, Inc. (the "Company") at a conversion rate of . shares per each $1,000 principal amount of Notes (equivalent to a conversion price of approximately $ . per share), subject to adjustment in certain circumstances. On April 25, 1997, the last reported bid price of the Common Stock, which is traded under the symbol "PLAB" on The Nasdaq National Market, was $31.75 per share.

             Interest on the Notes is payable on May 15 and November 15 of each year, commencing November 15, 1997. The Notes are redeemable in whole or in part at the Company's option at any time on or after May 16, 2000 at the redemption prices set forth herein, plus accrued interest to the date of redemption. See "Description of Notes -- Optional Redemption." The Notes are not entitled to any sinking fund. The Notes will mature on May 15, 2004.

             In the event of a Change of Control (as defined herein), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, Common Stock (valued at 95% of the average closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes -- Repurchase at Option of Holders Upon a Change of Control."

             The Notes are unsecured obligations subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of April 28, 1997, the Company had $17.0 million of Senior Indebtedness outstanding. After giving effect to the offering of the Notes and the application of net proceeds therefrom, the Company will have $2.0 million of Senior Indebtedness outstanding. As of February 2, 1997, the Company's subsidiaries had other indebtedness and liabilities of approximately $46 million (excluding intercompany obligations). The Indenture will not restrict the Company or its subsidiaries from incurring additional Senior Indebtedness or other indebtedness.

             The Notes will be represented by a Global Note registered in the name of the nominee of The Depository Trust Company ("DTC"), which will act as depositary. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Except as described herein, Notes in definitive form will not be issued. The Notes will be issued in registered form in denominations of $1,000 and integral multiples thereof. See "Description of the Notes -- Book-Entry."

             FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                   ---------------------

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                 ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   ---------------------

                                                                       PROCEEDS
                                   INITIAL PUBLIC      UNDERWRITING       TO
                                      OFFERING           DISCOUNT      COMPANY
                                      PRICE (1)             (2)         (1)(3)
                                      ---------        ------------    --------
           Per Note  . . . . .         100.0%                .   %        .  %
           Total(4)  . . . . .       $75,000,000         $   .         $  .

          ------------------------------------
          (1)  Plus accrued interest, if any, from May . , 1997.
          (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
          (3) Before deducting estimated expenses of $375,000 payable by the Company.
          (4) The Company has granted the Underwriters an option for 30 days to purchase up to an additional $11,250,000 aggregate principal amount of Notes at the initial public offering price shown above, less the underwriting discount, solely to cover overallotments, if any. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to the Company will be $86,250,000, $ . and $ . , respectively. See "Underwriting."
                                  ----------------------

             The Notes offered hereby are offered by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about May . , 1997 against payment therefor in immediately available funds.

          GOLDMAN, SACHS & CO.
                               ROBERTSON, STEPHENS & COMPANY
                                                              SMITH BARNEY INC.

                                  ---------------------
                      The date of this Prospectus is May . , 1997

                              Photronics is a
                              leading global
                              manufacturer of
          Picture of          photomasks, which             Picture of
          Photomask           are high precision            Person at
                              quartz plates                 Equipment
                              containing                    Console
                              microscopic images
                              of electronic
                              circuits.



                         Semiconductor/Photomask
                         interface graphic



               Photomasks are a key element in the manufacture of semiconductors and are used as masters to transfer circuit patterns onto semiconductor wafers.





          Picture of                                        Picture of
          Process                                           Photomask
          Equipment





             CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES AND THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF PENALTY BIDS, IN CONNECTION
          WITH  THE  OFFERING.    IN  ADDITION,  IN  CONNECTION  WITH  THIS
          OFFERING, CERTAIN UNDERWRITERS ALSO MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET, IN ACCORDANCE WITH RULE 103 UNDER THE SECURITIES EXCHANGE
          ACT  OF 1934.    FOR  A  DESCRIPTION  OF  THESE  ACTIVITIES,  SEE
          "UNDERWRITING."

                                  PROSPECTUS SUMMARY

             The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and
          notes  thereto  appearing   elsewhere  in,  or  incorporated   by
          reference into, this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                     THE COMPANY

             Photronics, Inc. ("Photronics" or the "Company") is a leading manufacturer of photomasks, which are used primarily by the semiconductor industry in the manufacture of integrated circuits. A photomask is a high precision photographic quartz plate that is used as a master to transfer microscopic circuit patterns onto
          semiconductor   wafers  during  the   fabrication  of  integrated
          circuits.    The Company's  manufacturing  network includes  five
          facilities in the United States (with a sixth under construction) as well as facilities in Singapore, Switzerland and the United
          Kingdom.   Based upon  available market information,  the Company
          believes that it has a larger share of the United States market for photomasks than any other photomask manufacturer and is one of the largest photomask manufacturers in the world.

             Photomasks   are  a   key  element   in  the   manufacture   of
          semiconductors and are used to transfer integrated circuit patterns onto semiconductor wafers during the fabrication of integrated circuits and, to a lesser extent, other types of
          electronic  components.   Each integrated  circuit consists  of a
          series of separate patterns, each of which is imaged onto a different photomask. The resulting series of photomasks is then
          used  to  successively  layer   the  circuit  patterns  onto  the
          semiconductor wafer.   Demand for  photomasks is  driven both  by
          semiconductor design activity and  increases in the complexity of
          integrated circuits.   As  the complexity of  integrated circuits
          has increased,  the number and  complexity of photomasks  used in
          the manufacture of  a single  circuit also has  increased.   VLSI
          Research Inc. estimates that worldwide photomask sales exceeded $1.7 billion in 1996 and projects a compound annual growth rate of approximately 17% through 2001.

              Photomasks are manufactured by independent manufacturers, like the Company, and captives, which are semiconductor manufacturers that produce photomasks almost exclusively for their own use. Since the mid-1980s, there has been a trend in the United States and Europe toward the divestiture or closing of captive photomask operations by semiconductor manufacturers and an increase in the share of the market served by independent manufacturers. At the same time, the number of significant independent manufacturers in the United States and Europe has decreased from approximately 14 in the mid-1980s to four in 1996. The Company has completed a number of strategic acquisitions of both independent and captive photomask manufacturers.

               The Company's objective is to expand its position as a worldwide leader in the manufacture of photomasks. The Company's strategy includes maintaining technological leadership through investment in state-of-the-art manufacturing capabilities, ensuring strong customer relationships through high levels of customer satisfaction and leveraging the Company's network of manufacturing facilities to provide timely product delivery and rapid response to customer demands. During 1996, the Company significantly expanded its operations in international markets by acquiring existing photomask operations located in the United Kingdom and Switzerland, establishing manufacturing operations in Singapore and acquiring an equity interest in a photomask manufacturing operation in Korea. The Company also continued its aggressive investment program in its manufacturing operations in the United States by completing a new state-of-the-art facility in Allen, Texas, starting construction of a facility in Austin, Texas and adding leading-edge manufacturing equipment to its existing operations.

               The Company  sells its  products primarily through  a direct sales force. The Company conducts its sales activities from ten sales locations in the United States, two in the United Kingdom, and one in each of Switzerland, Singapore and Taiwan. The Company's customers include Analog Devices, Inc., Atmel Corp., Cirrus Logic, Inc., Cypress Semiconductor Corporation, LSI Logic Corp., Motorola Inc., Plessey Semiconductors Ltd., Symbios Logic Inc., Texas Instruments Incorporated, and VLSI Technology Inc.

               The Company is a Connecticut corporation, organized in 1969.
          Its principal executive offices are located at 1061 East Indiantown Road, Jupiter, Florida 33473, telephone (561) 745-1222.

                                     THE OFFERING

          SECURITIES OFFERED . . .    $75,000,000    aggregate    principal
                                      amount   of   .  %    Convertible
                                      Subordinated Notes due May 15, 2004
                                      (the  "Notes").    The   Company  has
                                      granted  the  Underwriters an  option
                                      for  30   days  to  purchase   up  to
                                      $11,250,000    additional   aggregate
                                      principal amount of Notes,  solely to
                                      cover over-allotments.

          INTEREST PAYMENT            Interest on the  Notes is payable  at
          DATES . . . . . . . . .     the rate set forth on the cover  page
                                      hereof,  semi-annually on  each May
                                      15 and November 15, commencing November
                                      15, 1997.

          CONVERSION RIGHT  . . .     The Notes are convertible at any time
                                      prior to  maturity, unless previously
                                      redeemed or  repurchased, into shares
                                      of  Common Stock at a conversion rate
                                      of .  shares  per   $1,000  principal
                                      amount  of  Notes  (equivalent  to  a
                                      conversion price of approximately $ .
                                      per share), subject to  adjustment in
                                      certain  circumstances  as  described
                                      herein.   See "Description of Notes --
                                      Conversion Rights."

          SUBORDINATION . . . . .     The Notes are  subordinated in  right
                                      of payment to all existing and future
                                      Senior   Indebtedness   (as   defined
                                      herein)  of the  Company and  will be
                                      effectively   subordinated   to   all
                                      indebtedness and other liabilities of
                                      the  Company's  subsidiaries.   As of
                                      April 28, 1997, the Company had $17.0
                                      million aggregate principal amount of
                                      Senior    Indebtedness   outstanding,
                                      approximately  $15 million  of  which
                                      will be repaid with the  net proceeds
                                      from this offering.   As of  February
                                      2,  1997, the  Company's subsidiaries
                                      had other indebtedness and liabilities
                                      of approximately $46 million (excluding
                                      intercompany obligations).  The
                                      Indenture will not restrict the Company
                                      or its subsidiaries from incurring
                                      additional Senior Indebtedness or other
                                      indebtedness.  See "Capitalization,"
                                      "Management's Discussion and Analysis
                                      of Results of Operations and Financial
                                      Condition" and "Description of Notes
                                      -- Subordination."

          OPTIONAL REDEMPTION . .     The Notes  will be redeemable  at the
                                      Company's  option,  in  whole  or  in
                                      part,  at any time  on or after May
                                      16, 2000 at the redemption prices set
                                      forth herein plus accrued interest to
                                      the   date   of   redemption.     See
                                      "Description  of   Notes  --  Optional
                                      Redemption."

          REPURCHASE AT OPTION
            OF  HOLDERS  UPON  A
            CHANGE OF CONTROL . .     In the event of  a Change of Control,
                                      each  holder of Notes may require the
                                      Company to repurchase  the Notes,  in
                                      whole or in part, for cash or, at the
                                      Company's   option,   Common    Stock
                                      (valued at 95% of the average closing
                                      prices  for  the  five  trading  days
                                      immediately  preceding  and including
                                      the  third trading  day prior  to the
                                      repurchase  date)   at  a  repurchase
                                      price of 100% of the principal amount
                                      of  Notes  to  be  repurchased,  plus
                                      accrued  interest  to the  repurchase
                                      date.   See  "Description of Notes --
                                      Repurchase at Option of  Holders Upon
                                      a Change of Control."

          USE OF PROCEEDS . . . .     The    Company    intends   to    use
                                      approximately  $15 million  to  repay
                                      outstanding   borrowings   under    a
                                      revolving   credit  facility.     The
                                      remainder of the net proceeds will be
                                      used for  general corporate purposes,
                                      including  capital  expenditures  and
                                      possible acquisitions.   See "Use  of
                                      Proceeds."

          LISTING . . . . . . . .     The Notes  will not be  listed on any
                                      securities exchange or quoted  on The
                                      Nasdaq Stock Market.   Although  each
                                      of the Underwriters  has advised  the
                                      Company  that  it intends  to  make a
                                      market  in the  Notes,  they are  not
                                      obligated  to do  so, and  any market
                                      making  may  be  discontinued at  any
                                      time at  the sole discretion  of each
                                      of  the Underwriters  without notice.
                                      See "Underwriting."

          COMMON STOCK  . . . . .     The Common  Stock  is quoted  on  The
                                      Nasdaq  National   Market  under  the
                                      symbol "PLAB."


                         SUMMARY CONSOLIDATED FINANCIAL DATA



                                         YEAR ENDED OCTOBER 31,
                             -----------------------------------------------
                               1992      1993     1994     1995      1996
                               ----      ----     ----     ----      ----
                               (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE
                                                 DATA)
          CONSOLIDATED
          STATEMENT OF
          EARNINGS DATA:

          Net sales . . . .   $41,305  $48,363  $80,696  $125,299  $160,071

          Operating income.     5,868    6,991   14,237    23,590    32,265

          Income before
          income taxes  . .     6,719    7,436   15,301    29,842    33,903

          Net income(2) . .   $ 4,367  $ 4,908  $10,336  $ 18,632  $ 21,003

          Net income per
          share(2)(3) . . .   $  0.55  $  0.59  $  1.03  $   1.66  $   1.74


          OTHER DATA:
          Ratio of earnings
          to fixed
          charges(4)  . . .       67x      75x     205x      213x      213x



                                      THREE MONTHS ENDED
                                  ----------------------------
                                   JANUARY 31,     FEBRUARY 2,
                                      1996           1997(1)
                                   ----------       ----------
                                (IN THOUSANDS, EXCEPT RATIOS AND
                                         PER SHARE DATA)


          CONSOLIDATED
          STATEMENT OF
          EARNINGS DATA:
          Net sales . . . . .       $34,668           $40,029

          Operating income  .         7,006             7,345

          Income before income
          taxes . . . . . . .         7,551             8,625

          Net income(2) . . .       $ 4,651           $ 5,325

          Net income per
          share(2)(3) . . . .       $  0.39           $  0.44


          OTHER DATA:
          Ratio of earnings to
          fixed charges(4)  .          211x              241x



                                                    FEBRUARY 2, 1997(1)
                                                  -----------------------
                                                                 AS
                                                  ACTUAL      ADJUSTED(5)
                                                  ------      -----------
                                                     (IN THOUSANDS)
          CONSOLIDATED BALANCE SHEET DATA:

          Working capital . . . . . . . . . .   $ 16,494         $ 88,869

          Property, plant and equipment . . .    135,243          135,243

          Total assets  . . . . . . . . . . .    209,075          284,075

          Long-term debt, less current portion
          (6) . . . . . . . . . . . . . . . .      2,005           77,005

          Total shareholders' equity  . . . .   $160,673         $160,673

          -----------------------

          (1) Beginning with the current fiscal year, the Company has adopted a fiscal year ending on the Sunday closest to October 31.

          (2) Includes (i) a benefit of $237,000, or $0.02 per share, for fiscal 1994 representing the cumulative effect of the Company adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective November 1, 1993, (ii) approximately $2 million, or $0.16 per share, for fiscal 1995 attributable to an after tax gain from the sale of equity investments less a non-recurring research and development charge related to an acquisition and
               (iii) $0.7 million, or $0.05 per share, for the first quarter of 1997 attributable to an after tax gain from the sale of equity investments.

          (3) Per share data reflect a 3-for-2 stock split effected in March 1995.

          (4) For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred.

          (5) As adjusted to give effect to the issuance and sale of the Notes and the application of net proceeds therefrom.

          (6) Does not include approximately $15 million that the Company borrowed under its unsecured line of credit subsequent to February 2, 1997, which will be paid with the net proceeds from this offering. See "Use of Proceeds."

                                     RISK FACTORS

             Prospective purchasers of the Notes should consider carefully the following risk factors relating to the offering and the business of the Company, together with the information and financial data set forth elsewhere or incorporated by reference in this Prospectus, prior to making an investment decision. Certain statements under this caption constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). See "--Forward-Looking Statements".

          DEPENDENCE ON SEMICONDUCTOR INDUSTRY

             The Company sells substantially all of its photomasks to semiconductor designers and manufacturers. The Company believes that the demand for photomasks primarily depends on integrated circuit design activity rather than the volume of semiconductor sales. Consequently, an increase in semiconductor sales does not necessarily result in a corresponding increase in photomask
          sales.   In addition,  the reduced  use of  customized integrated
          circuits or other changes in the technology or methods of manufacturing semiconductors could reduce demand for photomasks
          even if  demand for semiconductors increases.   Further, advances
          in   semiconductor   and  photomask   design   and  semiconductor
          production methods could reduce the demand for photomasks. During the early 1990s, certain of these factors contributed to flat demand for photomasks despite increased semiconductor design
          activity.   Although  demand for  photomasks has  increased since
          late 1993, there can be no assurance that any of the foregoing factors will not have a material adverse effect on the Company's business and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business -- Industry Overview."

          FLUCTUATIONS IN QUARTERLY PERFORMANCE

             The Company has experienced fluctuations in its quarterly operating results and it anticipates that such fluctuations will
          continue  and  could intensify  in the  future.   Fluctuations in
          operating results may result in volatility in the price of the Common Stock and the Notes. Operating results may fluctuate as a result of many factors, including size and timing of orders and
          shipments,   loss   of   significant  customers,   product   mix,
          technological change, competition, sales of used equipment by the Company (which have widely varying gross margins) and general economic conditions. The Company's customers generally order the Company's products on an as-needed basis, and substantially all of the Company's net sales in any quarter are dependent on orders received during that quarter. Since the Company operates with a limited backlog and the rate of new orders may vary significantly from month to month, the Company's capital expenditures and
          expense   levels  are   based   primarily  on   sales  forecasts.
          Consequently, if anticipated sales in any quarter do not occur when expected, capital expenditures and expense levels could be disproportionately high, and the Company's operating results
          would be adversely affected.   Due to the foregoing  factors, the
          Company  believes  that   period-to-period  comparisons  of   its
          operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future
          performance.   In addition, in  some future quarter the Company's
          operating results could be below the expectations of public market analysts and investors, which, in turn, could materially adversely affect the market price of the Common Stock and of the Notes. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 12 of Notes to Consolidated Financial Statements.

          RAPID TECHNOLOGICAL CHANGE

             The photomask industry has been and is expected to continue to be characterized by technological change and evolving industry standards. In order to remain competitive, the Company will be required to continually anticipate, respond to and utilize changing technologies. In particular, the Company believes that as semiconductor geometries continue to become smaller, the
          Company  will  be  required  to  manufacture   optical  proximity
          correction  and  phase-shift  photomasks.     These  technologies
          currently are in developmental stages and the Company has not yet manufactured these types of photomasks in significant volume. In addition, demand for photomasks has been and could in the future be adversely affected by changes in methods of semiconductor manufacturing (which could affect the type or quantity of
          photomasks   utilized)   or   increased   market   acceptance  of
          alternative   methods  of   transferring  circuit   designs  onto
          semiconductor wafers which could reduce or eliminate the need for
          photomasks.   If  the  Company  were  unable,  due  to  resource,
          technological or other constraints, to anticipate, respond to or utilize these or other changing technologies, the Company's business and results of operations could be materially adversely affected. See "Business -- Research and Development."

          CAPITAL INTENSIVE OPERATIONS

             The   manufacture   of  photomasks   requires   a   significant
          investment in fixed assets. The Company expects that it will be required to continue to make significant capital expenditures in
          connection with its operations.   There can be no  assurance that
          the Company will be able to obtain any additional capital required in connection with such expansion on reasonable terms, or at all, or that any such expansion will not have a material
          adverse  effect   on  the  Company's  business   and  results  of
          operations,  particularly  during  the  start-up   phase  of  new
          operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

          DEPENDENCE ON MAJOR CUSTOMERS

             Approximately 26% of the Company's net sales in fiscal 1996 was derived from sales to Texas Instruments Incorporated ("Texas
          Instruments").   In addition, approximately  19% of net  sales in
          fiscal 1996 was derived from sales to the Company's next four largest customers, but no customer other than Texas Instruments accounted for more than 10% of the Company's net sales in fiscal
          1996.   Although  the Company  has purchasing  arrangements which
          assure  the  Company a  specified  amount  of certain  customers'
          requirements   so   long   as   the  Company's   performance   is
          satisfactory, none of the Company's customers has contracts requiring it to purchase any minimum quantity of photomasks from the Company. Any loss of, or significant reduction in, orders from any of these customers, particularly Texas Instruments, could have a material adverse effect on the Company's business
          and  results of  operations.   See  "Management's Discussion  and
          Analysis of Results of Operations and Financial Condition" and "Business -- Customers."

          DEPENDENCE ON SUPPLIERS

             The Company relies on a limited number of photomask equipment manufacturers to develop and supply the equipment used in the
          photomask  manufacturing  process.     Significant  manufacturing
          systems used by the Company usually are built to order and typically have order lead times that can exceed one year. Further, the Company relies on equipment suppliers to develop future generations of manufacturing systems to support the
          Company's requirements.   The inability to  obtain equipment when
          required could have a material adverse affect on the Company's business and results of operations.

             The Company uses high precision quartz photomask blanks, pellicles (which are protective transparent cellulose membranes) and electronic grade chemicals in its manufacturing processes. Any delays or quality problems in connection with significant raw materials, particularly photomask blanks, could cause delays in
          shipments   of  photomasks  which   could  adversely  affect  the
          Company's business and results of operations.  The fluctuation of
          exchange  rates  with  respect   to  prices  of  significant  raw
          materials  used  in  manufacturing  also could  have  a  material
          adverse  effect   on  the  Company's  business   and  results  of
          operations, although they have not been material to date. See "Business -- Materials and Supplies."

          MANAGEMENT OF EXPANDING OPERATIONS

             The Company  recently has  experienced rapid  expansion of  its
          operations,   primarily  due  to  its  acquisitions  of  existing
          photomask  manufacturing  operations.    The   Company  may  make
          additional  acquisitions  in  the  future.   This  expansion  has
          placed, and is expected to continue to place, significant demands
          on   the  Company's  administrative,  operational  and  financial
          personnel  and systems.    Managing acquired  operations  entails
          numerous operational and financial risks,  including difficulties
          in  the  assimilation   of  acquired  operations,   diversion  of
          management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees
          of acquired operations.   Sales of  acquired operations also  may
          decline following an acquisition, particularly if there is an overlap of customers served by the Company and the acquired operation, and such customers transition to another vendor in
          order  to  ensure a  second source  of  supply.   Furthermore, in
          connection  with any  future acquisitions,  the Company  would be
          required  to   utilize  its   cash  reserves  and/or   issue  new
          securities, which could have a dilutive effect on the Company's earnings per share, particularly during the initial integration
          of the acquired  operations into  the Company's  operations.   In
          addition, the Company has experienced in the past, and could experience in the future, difficulties and delays in ramping up
          new  production  facilities.   Any  failure  of  the  Company  to
          successfully  manage  its  expanding   operations  could  have  a
          material adverse effect on the Company's business and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

          COMPETITION

             The photomask industry is highly competitive, and most of the Company's customers utilize more than one photomask supplier. The Company competes primarily with DuPont Photomasks, Inc. ("DuPont") and, to a lesser extent, with other independent
          photomask   suppliers.      The   Company  also   competes   with
          semiconductor  manufacturers'   captive  photomask  manufacturing
          operations.   The Company  expects to face  continued competition
          from  these  and  other   suppliers  in  the  future.     Certain
          competitors have substantially greater financial, technical, sales, marketing and other resources than the Company.

             The Company believes that consistency of product quality and timeliness of delivery are the principal factors considered by customers in selecting their photomask suppliers. The inability of the Company to meet these requirements could adversely affect the Company's sales. In the past, competition led to pressure to reduce prices which, the Company believes, contributed to the decrease in the number of independent manufacturers. There can be no assurance that there will not be pressure to reduce prices in the future. See "Business -- Competition."

          EXPANSION INTO INTERNATIONAL MARKETS

             In   fiscal    1996,   international   sales   accounted    for
          approximately  18%  of the  Company's  net  sales.   The  Company
          believes that achieving significant additional international sales requires it to develop, among other things, a local presence in the markets on which it is focused. Such a strategy requires a significant investment of financial, management, operational and other resources. During fiscal 1996, the Company significantly expanded its operations in international markets by
          acquiring   existing  operations   in  the  United   Kingdom  and
          Switzerland, establishing manufacturing operations in Singapore and acquiring an equity interest in a photomask manufacturing
          operation   in  Korea.     In  international   markets,  existing
          independent photomask suppliers, including, in certain markets, DuPont, have significant local presences and market share. Accordingly, the Company has encountered significant competition which could adversely affect the Company's ability to establish a significant presence in international markets that it targets.

             Operations outside the United States are subject to inherent risks, including fluctuations in exchange rates, political and economic conditions in various countries, unexpected changes in
          regulatory   requirements,  tariffs  and  other  trade  barriers,
          difficulties in staffing and managing foreign operations, longer accounts receivable payment cycles and potentially adverse tax consequences. There can be no assurance that such factors will not have a material adverse effect on the Company's ability to generate sales outside the United States and, consequently, on
          the  Company's   business  and   results  of  operations.     See
          "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business -- Strategy."

          DEPENDENCE ON MANAGEMENT AND TECHNICAL PERSONNEL

             The Company's success, in part, depends upon key managerial, engineering and technical personnel, as well as its ability to continue to attract and retain additional personnel. The loss of certain key personnel could have a material adverse effect upon the Company's business and results of operations. There can be no assurance that the Company can retain its key managerial, engineering and technical employees or that it can attract similar additional employees in the future. While the Company believes that it provides competitive compensation and incentive packages, it does not have written employment agreements with employees. See "Business -- Employees" and "Management."

          SUBORDINATION

             The Notes will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of the Company's liquidation or insolvency, a payment default with respect to Senior Indebtedness, a covenant default with respect to Senior Indebtedness or upon acceleration of the Notes due to an event of default, the assets of the Company will be available
          to  pay  obligations   on  the  Notes   only  after  all   Senior
          Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of
          the  Notes then outstanding.   The Company may  from time to time
          incur indebtedness constituting Senior Indebtedness. The Company conducts its operations through its subsidiaries. Accordingly, the Company's ability to meet its cash obligations depends, in part, upon the ability of its subsidiaries to make distributions to the Company, which is and will continue to be restricted by,
          among  other  limitations, applicable  provisions  of  law.   The
          Indenture  will  not  restrict   the  ability  of  the  Company's
          subsidiaries to incur contractual restrictions on their ability to make distributions to the Company. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) are generally subject to the prior claims of creditors,
          including  trade  creditors,  of  that subsidiary.    The  Notes,
          therefore, will be structurally subordinated to the claims of creditors, including trade creditors, of subsidiaries of the Company. As of April 28, 1997, the Company had $17.0 million of
          Senior  Indebtedness outstanding.    After giving  effect to  the
          offering  of  the  Notes  and  the application  of  net  proceeds therefrom,  the  Company will  have  approximately  $2 million of
          Senior  Indebtedness   outstanding.    As  of  February 2,  1997,
          the Company's subsidiaries had outstanding indebtedness and other liabilities of approximately $46 million (excluding intercompany
          obligations).    See  "Management's  Discussion  and  Analysis of
          Results of Operations and Financial Condition" and "Description of Notes -- Subordination."

          LIMITATIONS ON REPURCHASE OF NOTES

             Upon a Change in Control, each holder of Notes will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price
          for all Notes  tendered by  the holders thereof.   The  Company's
          repurchase of Notes as a result of the occurrence of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. The Company also may elect to make any payment to holders of Notes upon a Change of
          Control  using  shares  of  Common Stock.    See  "Description of
          Notes -- Repurchase at Option of Holders Upon a Change of Control."

          ABSENCE OF PUBLIC MARKET FOR THE NOTES

             The  Notes  will  be  a  new   issue  of  securities  with   no
          established  trading  market.    Although the  Underwriters  have
          advised the Company that they intend to make a market in the Notes, they are not obligated to do so, and any such market making may be discontinued at any time at the sole discretion of any such Underwriter without notice. There can be no assurance that an active market for the Notes will develop and continue upon completion of the offering or that the market price of the
          Notes will not decline.   Various factors could cause  the market
          price of the Notes to fluctuate significantly, including changes in prevailing interest rates or changes in perceptions of the
          Company's creditworthiness.   The trading price of the Notes also
          could be significantly affected by the market price of the Common Stock, which could be subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating
          results,  announcements  of   technological  innovations  or  new
          products  by the Company in the industry and general economic and
          market  conditions.    The  Notes  will  not  be  listed  on  any
          securities exchange or quoted on the Nasdaq Stock Market and will
          only   be   traded  on   the   over-the-counter   market.     See
          "-- Fluctuations in Stock Price" and "Underwriting."

          FLUCTUATIONS IN STOCK PRICE

             The  trading  prices   of  the  Company's  Common  Stock   have
          fluctuated significantly. The prices at which the Common Stock trades are determined in the marketplace and may be influenced by
          many  factors,  including   the  performance  of,   and  investor
          expectations for, the Company, including shortfalls in net sales or earnings from levels expected by securities analysts, the trading volume in the Common Stock and general economic and market conditions. In addition, in recent years the stock market in general, and the shares of technology companies in particular,
          have  experienced extreme  price and  volume fluctuations.   This
          volatility  has  substantially  affected  the  market  prices  of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of the Company's Common Stock
          and  the Notes.   There can  be no assurance  as to the  price at
          which  the Common Stock  will trade  in the  future.   See "Price
          Range of Common Stock."

          FORWARD-LOOKING STATEMENTS

             Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the
          Reform  Act.   Such forward-looking  statements involve  known or
          unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements
          expressed or  implied by  such forward-looking statements.   Such
          factors include,  among others, the following:   general economic
          and  business  conditions, both  nationally  and internationally, including in those localities in which the Company operates manufacturing facilities; uncertain demand for photomasks and the
          cyclical    nature   of   the   semiconductor   industry;   rapid
          technological changes; competition; the need for capital to fund the expansion of the Company's business; the ability to manage expanding operations; dependence on customers and suppliers; and other factors referenced in this Prospectus, including without limitation, those referenced under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                   USE OF PROCEEDS

             The net  proceeds to  the Company  from the  sale of  the Notes
          offered  by   the  Company  hereby,  after   deducting  estimated
          underwriting discounts, commissions and offering expenses payable by the Company, are estimated to be approximately $72.4 million ($83.3 million if the Underwriters' over-allotment option is exercised in full).

             The Company intends to use approximately $15 million of the net proceeds from the offering to repay outstanding borrowings under
          the  Company's   unsecured  revolving  line  of   credit.    Such
          borrowings bear interest at a fluctuating rate which, at April 28, 1997, was 6.6875% per annum, and mature on October 31, 1998. The Company incurred such indebtedness to finance working capital needs during the second quarter of fiscal 1997. After repayment of such borrowings, the unsecured revolving credit facility will remain available to the Company for future borrowings thereunder. The Company intends to use the remainder of the net proceeds for
          general corporate purposes, including capital expenditures.   The
          Company may use a portion of the net proceeds in connection with the possible exercise of options to purchase additional equity in a Korean photomask manufacturer in which the Company has invested and shares of the minority shareholder of the Company's Swiss
          subsidiary.   If  the Company  were to  exercise both  options in
          full, it  would utilize  aggregate net proceeds  of approximately
          $20 million.    In  addition,  from  time  to  time  the  Company
          evaluates and enters into negotiations with respect to potential acquisitions of the equipment and other assets of both captive and independent photomask manufacturers and may, as opportunities
          become  available, make  such acquisitions  in the  future.   The
          foregoing  represents  the   Company's  best   estimate  of   the
          allocation of the net proceeds from this offering based upon current economic and industry conditions and the current state of its business operations and plans. The application of proceeds for any particular purpose will depend on a number of factors, including the timing of expenditures and the availability of
          funds  from operations  or  other sources.    Pending such  uses,
          proceeds  will  be  invested  in  short-term  instruments.    See
          "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                             PRICE RANGE OF COMMON STOCK

             The Company's Common Stock has been quoted on The Nasdaq National Market under the symbol "PLAB" since the Company's initial public offering in March 1987. The following table sets forth high and low sales prices for the Common Stock as reported
          on The Nasdaq  National Market  for the periods  indicated.   The
          Company effected a three-for-two stock split on March 20, 1995, and per share prices prior to such date have been adjusted to reflect such stock split.
                                                     HIGH          LOW
                                                     ----          ---

             Fiscal year ended October 31, 1995
                First quarter  . . . . . . . .     $20.50        $16.00
                Second quarter . . . . . . . .      24.50         19.17
                Third quarter  . . . . . . . .      36.00         21.75
                Fourth quarter . . . . . . . .      40.48         25.50

             Fiscal year ended October 31, 1996
                First quarter  . . . . . . . .      32.75         19.25
                Second quarter . . . . . . . .      27.50         18.75
                Third quarter  . . . . . . . .      30.00         19.75
                Fourth quarter . . . . . . . .      35.00         24.75

             Fiscal year ending November 2, 1997
                First quarter  . . . . . . . .      40.25         23.50
                Second quarter (through April
                  25, 1997)  . . . . . . . . .      38.50         26.25


             On April 25, 1997, the last sale price for the Common Stock as reported on The Nasdaq National Market was $31.75 per share. Based on information available to the Company, the Company believes that it has approximately 7,500 beneficial shareholders.

                                   DIVIDEND POLICY

             The Company has not paid any cash dividends to date and, for the foreseeable future, anticipates that earnings will continue
          to  be  retained for  use  in its  business.   The  terms  of the
          Company's   financing   agreements   contain  certain   financial
          covenants, including covenants that require the maintenance of minimum net worth and working capital and compliance with ratios of total unsubordinated liabilities to tangible net worth and of accounts receivable and cash to current liabilities, which could have the effect of limiting the payment of dividends.

                                    CAPITALIZATION

             The following table sets forth the capitalization of the Company as of February 2, 1997 and as adjusted to give effect to the issuance and sale of $75,000,000 aggregate principal amount of the Notes being offered hereby.

                                                             FEBRUARY 2, 1997
                                                            -------------------
                                                                         AS
                                                            ACTUAL    ADJUSTED
                                                            ------   ----------
                                                             (IN THOUSANDS)

        Long-term debt:(1)
          Convertible Subordinated Notes  . . . . . . .   $     --    $ 75,000

          Other indebtedness, less current portion(2) .      2,005       2,005
                                                          --------    --------
                                                             2,005      77,005
                                                          --------    --------

        Shareholders' equity:
          Preferred Stock $0.01 par value, 2,000,000
             shares authorized; none issued
             and outstanding  . . . . . . . . . . . . .         --          --

          Common Stock, $0.01 par value, 20,000,000
             shares authorized; 11,983,744 shares
             issued; and 11,847,244 shares
             outstanding  . . . . . . . . . . . . . . .        120         120

          Additional paid-in capital  . . . . . . . . .     78,084      78,084

          Retained earnings   . . . . . . . . . . . . .     79,298      79,298

          Unrealized gains on investments(3)  . . . . .      3,230       3,230

          Treasury stock, 136,500 shares at cost  . . .       (245)       (245)

          Cumulative foreign exchange translation
             adjustment  . . . . . . . . . . . . . . . .       186         186
                                                          --------    --------
                 Total shareholders' equity   . . . . .    160,673     160,673
                                                          --------    --------
                        Total capitalization  . . . . .   $162,678    $237,678
                                                          ========    ========


        -------------

        (1) See Note 4 of Notes to Consolidated Financial Statements for a description of the Company's long-term debt.

        (2) Does not include approximately $15 million that the Company borrowed under its revolving credit facility subsequent to February 2, 1997, which will be repaid with the net proceeds from this offering.

        (3)  Reflects  unrealized  gains  on   the  Company's  shares  in  two
             publicly-held  technology companies.    See Note  2  of Notes  to
             Consolidated Financial Statements.

                         SELECTED CONSOLIDATED FINANCIAL DATA

          The following selected consolidated financial data of the Company as of October 31, 1992, 1993, 1994, 1995 and 1996 and for the years then ended have been derived from the audited consolidated financial statements of the Company. The financial statements as of October 31, 1995 and 1996 and for each of the years in the three year period ended October 31, 1996, and the report of Deloitte & Touche LLP, independent auditors, with respect to such periods, are included elsewhere in this Prospectus. The selected financial data as of February 2, 1997 and for the three months ended January 31, 1996 and February 2, 1997 have been derived from the unaudited financial statements which contain adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial information for such periods. The results of operations for the three months ended February 2, 1997 are not necessarily indicative of the operating results that may be expected for any other period or the full year. The data are qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and related notes and other financial information appearing elsewhere in this Prospectus or incorporated by reference herein. Beginning with the current fiscal year, the Company has adopted a fiscal year ending on the Sunday closest to October 31.

                                               YEAR ENDED OCTOBER 31,
                                           -------------------------------
                                           1992          1993         1994
                                           ----          ----         ----
                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                      AMOUNTS)
        CONSOLIDATED STATEMENT OF
        EARNINGS DATA:
        Net sales . . . . . . . . . . .   $41,305        $48,363    $80,696
        Costs and expenses:
           Cost of sales  . . . . . . .    27,142         32,048     51,204
           Selling, general and
            administrative  . . . . . .     5,746          6,580     10,517
           Research and development(1)      2,549          2,744      4,738
                                          -------        -------    -------
        Operating income  . . . . . . .     5,868          6,991     14,237
        Interest and other, net(2)  . .       851            445      1,064
                                          -------        -------    -------
        Income before income taxes  . .     6,719          7,436     15,301
        Provision for income taxes(3) .     2,352          2,528      4,965
                                          -------        -------    -------
        Net income(3) . . . . . . . . .   $ 4,367        $ 4,908    $10,336
                                          =======        =======    =======
        Net income per common             $  0.55        $  0.59    $  1.03
         share(3)(4)  . . . . . . . . .   =======        =======    =======

        Weighted average number of          7,998          8,372     10,062
         common shares outstanding(4) .   =======        =======    =======


                                   YEAR ENDED OCTOBER
                                          31,             THREE MONTHS ENDED
                                   ------------------     ------------------
                                                        JANUARY 31, FEBRUARY 2,
                                     1995     1996         1996        1997
                                     ----     ----       -------     --------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

        CONSOLIDATED STATEMENT OF
        EARNINGS DATA:
        Net sales . . . . . . .   $125,299  $160,071     $34,668   $40,029

        Costs and expenses:

           Cost of sales  . . .     76,683    98,267      21,252    25,347

           Selling, general and
            administrative  . .     17,127    21,079       4,585     5,035

           Research and              7,899     8,460       1,825     2,302
            development(1)  . .   --------  --------    --------  --------

        Operating income  . . .     23,590    32,265       7,006     7,345

        Interest and other, net(2)   6,252     1,638         545     1,280
                                  --------  --------    --------  --------

        Income before income taxes  29,842    33,903       7,551     8,625

        Provision for income        11,210    12,900       2,900     3,300
         taxes(3) . . . . . . .   --------  --------    --------  --------

        Net income(3) . . . . .    $18,632   $21,003     $ 4,651   $ 5,325
                                  ========  ========    ========  ========

        Net income per common      $  1.66   $  1.74     $  0.39   $  0.44
         share(3)(4)  . . . . .   ========  ========    ========  ========

        Weighted average number of
         common shares              11,207    12,101      12,058    12,227
         outstanding(4) . . . .   ========  ========    ========  ========



                                            OCTOBER 31,
                                   -----------------------------
                                   1992        1993         1994
                                   ----        ----         ----
                                          (IN THOUSANDS)

        CONSOLIDATED BALANCE
        SHEET DATA:
        Working capital . . . .   $20,771      $17,577     $32,329

        Property, plant and
         equipment. . . . . . .    25,148       41,585      39,205

        Total assets(5) . . . .    52,026       74,441      98,346

        Long-term debt, less
         current portion  . . .     1,698        1,051         495

        Total shareholders'
         equity(5). . . . . . .   $44,011      $62,626     $80,402



                                     OCTOBER 31,
                                  -----------------       FEBRUARY 2,
                                  1995         1996           1997
                                  ----         ----       -----------
                                            (IN THOUSANDS)

        CONSOLIDATED BALANCE
        SHEET DATA:
        Working capital . . .    $ 49,653    $ 21,613        $ 16,494

        Property, plant and
         equipment. . . . . .      72,063     123,666         135,243

        Total assets(5) . . .     174,218     211,903         209,075

        Long-term debt, less
         current portion  . .       1,809       1,987           2,005

        Total shareholders'
         equity(5). . . . . .    $134,045    $156,417        $160,673

        ----------------

        (1) Includes a non-recurring charge of $1.5 million in fiscal 1995 representing amounts assigned to certain research and development projects of Microphase Laboratories, Inc. ("Microphase"), which amounts were expensed at the time of the acquisition.

        (2) Includes net gains of $5.1 million and $1.1 million in fiscal 1995 and the three months ended February 2, 1997, respectively, from the sale of investments.

        (3) Includes (i) a benefit of $237,000, or $0.02 per share, for fiscal 1994 representing the cumulative effect of the Company adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective November 1, 1993, (ii) approximately $2 million, or $0.16 per share, for fiscal 1995 attributable to an after-tax gain from the sale of equity investments less a non-recurring research and development charge related to the Microphase acquisition and (iii) $0.7 million, or $0.05 per share, for the first quarter of 1997 attributable to an after-tax gain from the sale of equity investments.

        (4) Share and per share data reflect a 3-for-2 split effected in March 1995.

        (5) Under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which the Company adopted effective October 1994, equity investments are included in assets at fair market value and unrealized gains on investments are reported as a separate component of total shareholders' equity. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        OVERVIEW

          Photronics established itself as a multinational company during the fiscal year ended October 31, 1996, by acquiring two European operations, opening a new, state-of-the-art manufacturing facility in Singapore and acquiring a minority interest in an independent photomask manufacturer in Korea. These facilities, together with the Company's five United States manufacturing facilities, comprise a global manufacturing network of nine manufacturing facilities supporting semiconductor manufacturers in the Asian, European and North American markets. Net sales to foreign markets increased in each of the last three fiscal years. As a result of the international expansion, the Company expects that net sales to foreign markets will continue to increase.

          European expansion included the acquisition of the photomask manufacturing operations and assets of Plessey Semiconductors Limited ("Plessey") located in Manchester, United Kingdom, on January 24, 1996, and a controlling interest in the Litomask Division ("Litomask") of Centre Suisse d'Electronique et de Microtechnique S.A. ("CSEM") located in Neuchatel, Switzerland, on April 1, 1996 (see Note 6 of Notes to the Consolidated Financial Statements). Individually, neither of these acquisitions had a material effect on the results of operations in fiscal 1996.

          Net sales also have been affected by the increased demand for higher technology photomasks, which have higher average selling prices. To meet this demand and position the Company for future growth, the Company continues to make substantial investments in high-end manufacturing technology and capacity both at existing and new facilities. In addition to the Singapore facility, the Company completed construction of its new state-of-the-art facility in Allen, Texas, to which it relocated its Dallas, Texas operation in the fourth quarter of fiscal 1996. The Company currently is constructing a new manufacturing facility in Manchester, United Kingdom, to which the existing Manchester operations will be relocated during fiscal 1997. A new manufacturing facility near Austin, Texas, which the Company expects will be operational in late fiscal 1997, will be the Company's tenth manufacturing facility.

          The Company acquired the photomask manufacturing operations and assets of Hoya Micro Mask, Inc. ("Micro Mask") in Sunnyvale, California, on December 1, 1994, and Microphase in Colorado Springs, Colorado, on June 20, 1995. The acquisition of Micro Mask contributed significantly to the Company's growth in fiscal 1995 and, to a lesser extent, in fiscal 1996. Except for a non-recurring charge in fiscal 1995 to research and development expenses (see Note 6 of Notes to the Consolidated Financial Statements), the financial results of the new Colorado facility did not have a material effect on the Company's results of operations or financial position.

          The Company has an option to purchase additional equity of PK Limited, an independent Korean photomask manufacturer. If the Company were to acquire a controlling interest, PK Limited's results of operations and financial condition would be included in the Company's financial statements. At December 31, 1996, to the Company's knowledge, PK Limited had total liabilities of $27.4 million, to which the Notes would be effectively subordinated.

        RESULTS OF OPERATIONS

          The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items in the Company's Consolidated Statement of Earnings for each period:

                                YEAR ENDED OCTOBER 31,   THREE MONTHS ENDED
                                ----------------------   ------------------
                                                          JANUARY   FEBRUARY
                                                            31,        2,
                                1994     1995     1996      1996      1997
                                ----     ----     ----      ----      ----

        Net sales   . . . . .  100.0%  100.0%    100.0%    100.0%   100.0%

        Costs and expenses:

          Cost of sales . . .   63.4    61.2      61.4      61.3     63.3

          Selling, general and
            administrative  .   13.0    13.7      13.2      13.2     12.6

          Research and           5.9     6.3       5.3       5.3      5.8
            development(1)  .  -----   -----     -----     -----    -----

        Operating income  . .   17.7    18.8      20.1      20.2     18.3

        Interest and other       1.3     5.0       1.0       1.6      3.2
         income, net(2) . . .  -----   -----     -----     -----    -----

        Income before income
         taxes  . . . . . . .   19.0    23.8      21.1      21.8     21.5

        Provision for income     6.2     8.9       8.0       8.4      8.2
         taxes(3) . . . . . .  -----   -----     -----     -----    -----

        Net income(3) . . . .   12.8%   14.9%     13.1%     13.4%    13.3%
                               =====   =====     =====     =====    =====

        ---------------

        (1) Includes a non-recurring charge of $1.5 million, or 1.2% of net sales, in fiscal 1995, representing amounts assigned to certain Microphase research and development projects acquired by the Company, which amounts were expensed by the Company at the time of the acquisition. See Note 6 of Notes to Consolidated Financial Statements.

        (2) Includes net gains of $0.8 million, $5.1 million and $1.1 million in fiscal 1994, fiscal 1995 and the first quarter of fiscal 1997, respectively, or 1.0%, 4.1% and 2.6% of net sales, respectively, from the sale by the Company of equity investments.

        (3) Includes a benefit from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," of $237,000 for fiscal 1994, or 0.3% of net sales.

        THREE MONTHS ENDED FEBRUARY 2, 1997 AND JANUARY 31, 1996

        NET SALES

          Net sales for the three months ended February 2, 1997 increased 15.5% to $40.0 million compared with $34.7 million for the three months ended January 31, 1996. Sales from Photronics' new international manufacturing operations accounted for slightly more than one-half of this increase. The remaining portion of the growth resulted from increased shipments to customers from existing facilities due to the availability of greater manufacturing capability, reflecting the implementation of the Company's capacity expansion program, as well as stronger overall demand.

        COST OF SALES

          Gross profit for the three months ended February 2, 1997 increased 9.4% to $14.7 million compared with $13.4 million for the same period in the prior fiscal year. Gross margin decreased to 36.7% for the three months ended February 2, 1997, as compared with 38.7% in the corresponding period in the prior fiscal year. The increase in gross profit resulted principally from increases in sales volume, both from existing operations in the United States and from new international operations. To allow for increased manufacturing capability, the Company has continued to increase its staffing levels and added to its manufacturing systems, resulting in higher labor and equipment-related costs, including depreciation expense. The lower margins were due primarily to the Company's newly expanded manufacturing base, which was not fully utilized, as well as the inclusion of international operations which generated margins below those generally experienced in the Company's domestic operations. Partially offsetting these increased costs were better margins resulting from a favorable product mix of complex photomasks during the current fiscal year. The Company anticipates that its fixed operating costs will increase in connection with its continuing capacity expansion which it expects to offset with increases in net sales.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

          Selling, general and administrative expenses increased 9.8% to $5.0 million for the three months ended February 2, 1997, compared with $4.6 million for the same period in the prior fiscal year. However, as a percentage of net sales, selling, general and administrative expenses decreased to 12.6% for the three months ended February 2, 1997, compared with 13.2% for the same period in the prior fiscal year. The increases in costs resulting from the addition of the international operations were offset by the absence of a proportionate increase in costs in the U.S. business which have not been significantly different than in the prior year.

        RESEARCH AND DEVELOPMENT

          Research and development expenses for the three months ended February 2, 1997, increased 26.1% to $2.3 million, compared with $1.8 million for the same period in the prior fiscal year. This increase reflects expansion of the Company's research and development organization and an increase in its development efforts which have focused on new high-end, more complex photomasks, including phase shift, optical proximity correction and deep ultra-violet technologies as well as large area photomasks. As a percentage of net sales, research and development expenses increased to 5.8% for the three months ended February 2, 1997, compared with 5.3% in the corresponding prior fiscal period.

        OTHER INCOME

          Interest and other income, net, for the three months ended February 2, 1997, increased to $1.3 million compared with $0.5 million for the same period in the prior fiscal year due principally to a $1.1 million gain from the sale of investment securities, offset in part by a decrease in interest income resulting from lower levels of funds available for investment.

        NET INCOME

          Net income for the three months ended February 2, 1997, increased 14.5% to $5.3 million, or $0.44 per share, compared with $4.7 million or $0.39 per share, for the same period in the prior fiscal year. Net income in the first quarter of 1997 included $0.7 million, or $0.05 per share, from the gain on the sale of investment securities. The weighted average number of common shares outstanding increased to 12.2 million for the three months ended February 2, 1997, from 12.1 million for the same period in the prior fiscal year principally as a result of the issuance of shares in connection with employee stock option exercises since the first quarter of 1996.

        FISCAL YEARS ENDED OCTOBER 31, 1996, 1995  AND 1994

        NET SALES

          Net sales in fiscal 1996 increased  27.8% to $160.1 million compared
        with  net sales  of $125.3  million  in the  prior fiscal  year.   The
        majority of the growth was from increased shipments to customers from existing facilities due to greater manufacturing capacity resulting from the Company's capital expansion program, and from increased average selling prices due to a larger proportion of higher technology photomask shipments in fiscal 1996. Approximately 20% of the increase is attributable to the European acquisitions, including sales to
        Plessey under  a  long-term supply  agreement  which was  executed  in
        connection  with  the acquisition.   The  increase  in sales  was also
        favorably affected by the inclusion of a full year's sales for the Company's Colorado and Sunnyvale facilities which were acquired during fiscal 1995 and increased sales from the Company's wholly owned subsidiary, Beta Squared, Inc. ("Beta Squared"). Net sales for fiscal 1995 represented an increase of 55.3% over fiscal 1994 sales of $80.7
        million.    Approximately one-half  of  the fiscal  1995  increase was attributable to the inclusion of the Company's new Sunnyvale facility, commencing December 1, 1994. Furthermore, shipments to customers from existing facilities increased due to stronger demand generally and greater manufacturing capacity as the Company implemented its capacity expansion program.

        COST OF SALES

          Cost of sales for fiscal 1996 increased 28.1% to $98.3 million compared to $76.7 million for the prior fiscal year. These increases resulted principally from increases in sales volume, including those resulting from the Company's recent acquisitions. To meet the increased production demands, the Company has increased its staffing levels and manufacturing capacity, resulting in, among other things, increased labor costs, depreciation expense and equipment maintenance costs. As a percentage of net sales, cost of sales increased slightly to 61.4% in fiscal 1996, compared with 61.2% in fiscal 1995. Improvements from higher capacity utilization of the Company's installed equipment base and a more favorable mix of advanced photomasks were offset by the absorption of increased costs resulting from manufacturing capacity expansion and lower margins generally at recently acquired operations, at Beta Squared, and on sales contracted to foreign manufacturing partners. The Company anticipates that its fixed operating costs will increase in connection with its continuing capacity expansion. While cost of sales may increase initially, the Company expects to match these higher costs with continued increases in revenues as the new facilities and equipment progress to a higher level of utilization.

          Cost of sales for fiscal 1995 increased 49.8% over fiscal 1994 cost of sales of $51.2 million. This increase resulted principally from increases in sales volume, including those resulting from the Micro Mask acquisition. Staffing levels were increased to meet production demands and higher employee incentive compensation expenses were incurred as a result of the Company's performance. The addition of manufacturing capacity resulted in increased equipment-related costs, including maintenance and depreciation. However, as a percentage of net sales, cost of sales in fiscal 1995 decreased to 61.2% from 63.4% in fiscal 1994. This improvement was due primarily to the continued higher capacity utilization and greater operating efficiencies afforded by sales volume increases, most notably at the Company's Dallas, Texas, operation which was acquired from Toppan Printronics
        (USA), Inc. ("Toppan") on October 1, 1993, and a more favorable mix of more complex photomasks.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

          Selling, general and administrative expenses increased 23.1% to $21.1 million in fiscal 1996 compared to $17.1 million in fiscal 1995. Nearly half of the increase was due to the addition of the Company's foreign operations. The remaining increase primarily is attributable to the inclusion of a full year's expenses for the Company's Colorado and Sunnyvale facilities which were acquired during fiscal 1995 and increased staffing levels to accommodate the Company s significant growth, partially offset by lower incentive compensation expense. As a percentage of net sales, selling, general and administrative expenses decreased to 13.2% for fiscal 1996 compared to 13.7% in the prior fiscal year, largely due to the lower level of employee incentive compensation expense in fiscal 1996. Selling, general and administrative expenses in fiscal 1995 increased 62.9% over fiscal 1994 expenses of $10.5 million. This increase was principally due to the inclusion of the Company s Sunnyvale facility and higher employee incentive compensation expenses resulting from the Company s performance. Moreover, increased staffing levels and other associated costs were incurred in the latter part of 1994 and in 1995 to accommodate the Company s business expansion. As a percentage of net sales, selling, general and administrative expenses in fiscal 1995 increased to 13.7% from 13.0% in fiscal 1994.

        RESEARCH AND DEVELOPMENT

          Research and development expenses for fiscal 1996 increased 7.1% to $8.5 million from $7.9 million for the prior fiscal year. In connection with the Microphase acquisition in fiscal 1995, the Company recorded a one-time charge of $1.5 million, representing amounts assigned to certain Microphase research and development projects, principally for the manufacture of large area masks, which were expensed upon acquisition. Excluding this non-recurring charge, research and development expenses for fiscal 1996 increased approximately 32% compared to fiscal 1995. This increase reflects the expansion of the Company s research and development organization and the resulting increase in its development efforts that have focused on new high-end, more complex photomasks utilizing phase shift, optical proximity correction and deep ultra-violet technologies, and on large area photomasks. As a percentage of net sales, excluding the Microphase charge, research and development expenses increased slightly to 5.3% in fiscal 1996 from 5.1% in fiscal 1995. Research and development expenses in fiscal 1995, excluding the Microphase charge, increased approximately 35% over fiscal 1994 expenses of $4.7 million. As a percentage of net sales, research and development expenses, excluding the Microphase charge, declined to 5.1% in fiscal 1995 from 5.9% of net sales in fiscal 1994 because of the substantial increase in net sales.

        OTHER INCOME AND EXPENSE

          Interest income for fiscal 1996 remained fairly constant at $1.6 million. Other income, net, decreased to $197,000 for fiscal 1996 compared to $4.8 million for the prior fiscal year principally due to the $5.1 million net gain from the sales of equity investments during fiscal 1995. Gains on disposition of investments in fiscal 1994 totaled $831,000. Minority interest expense and foreign currency transaction gains or losses were not significant in fiscal 1996.

        INCOME TAXES

          For fiscal 1996, the Company provided Federal, state and foreign income taxes at an estimated combined effective annual tax rate of 38.0% as compared to 37.6% in fiscal 1995 and 34.0% in fiscal 1994. The increase in the Company s estimated tax rate primarily is the result of a decrease in tax-exempt investment income for fiscal 1996. The change in the estimated tax rate from fiscal 1994 to fiscal 1995 was the result of a larger portion of income being subject to the 35% incremental Federal income tax rate and a greater portion of the Company s income being generated in California following the Micro Mask acquisition. In 1994, the Company recognized the cumulative effect of the adoption of SFAS 109, "Accounting for Income Taxes," resulting in a benefit of $237,000, or $0.02 per share.

        NET INCOME

          Net income for fiscal 1996 amounted to $21.0 million, or $1.74 per share, compared with $18.6 million, or $1.66 per share, in fiscal 1995 and $10.3 million, or $1.03 per share, in fiscal 1994. Excluding the non-recurring research and development charge and the net gain from the sale of equity investments in the third quarter of fiscal 1995 which increased prior year net income by approximately $2 million, or $0.16 per share, net income for fiscal 1996 increased approximately 26%. Earnings per share were based on 12.1 million weighted average shares outstanding in fiscal 1996, compared with 11.2 million shares in 1995 and 10.1 million shares in 1994. The increases in weighted average shares outstanding in fiscal 1996 and 1995 principally are the result of a public offering of 1.5 million shares in April and May 1995 and the issuance of approximately 100,000 shares in connection with the Microphase acquisition in June 1995. All share and earnings per share amounts reflect a three-for-two stock split effected in March 1995.

        QUARTERLY RESULTS

          The following tables present unaudited quarterly consolidated financial data for each of the eight quarters in the period ended October 31, 1996 and for the fiscal quarter ended February 2, 1997 and such data as a percentage of net sales. This data has been prepared on a basis consistent with the audited consolidated financial statements appearing elsewhere in this Prospectus, and in the opinion of management, includes all necessary adjustments (consisting only of normal recurring adjustments) to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements of the Company and notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of results to be expected for any future period.



                                                FISCAL 1995
                                             THREE MONTHS ENDED
                             --------------------------------------------------
                             JANUARY 31,   APRIL 30,    JULY 31,    OCTOBER 31,
                                1995         1995         1995         1995
                             -----------   ---------    --------    ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Net sales . . . . . .     $26,176      $30,037     $32,854       $36,232

     Costs and expenses:

        Cost of sales  . .      16,417       18,422      20,015        21,829

        Selling, general
         and administrative      3,543        4,104       4,489         4,991

        Research and             1,348        1,595       3,177         1,779
         development(1) . .     ------       ------      ------        ------

     Operating income  . .       4,868        5,916       5,173         7,633

     Interest and other
      income, net(2) . . .         334          179       5,187           552
                                ------       ------      ------        ------
     Income before income
      taxes  . . . . . . .       5,202        6,095      10,360         8,185

     Provision for income        1,935        2,275       3,900         3,100
      taxes  . . . . . . .      ------       ------      ------        ------

     Net income(3) . . . .     $ 3,267      $ 3,820     $ 6,460       $ 5,085
                                ======       ======      ======        ======

     Net income per common     $  0.32      $  0.36     $  0.54       $  0.42
      share(3) . . . . . .      ======       ======      ======        ======

     Weighted average
      number of common
      shares outstanding .      10,256       10,513      11,945        12,113
                                ======       ======      ======        ======


     Net sales . . . . . .       100.0%       100.0%     100.0%         100.0%

     Costs and expenses:

        Cost of sales  . .        62.7         61.3       60.9           60.2

        Selling, general
         and administrative       13.5         13.7       13.7           13.8

        Research and               5.2          5.3        9.7            4.9
         development(1). .      ------       ------     ------         ------

     Operating income  . .        18.6         19.7       15.7           21.1

     Interest and other            1.3          0.6       15.8            1.5
      income, net(2) . . .      ------       ------     ------         ------

     Income before income
      taxes  . . . . . . .        19.9         20.3       31.5           22.6

     Provision for income          7.4          7.6       11.8            8.6
      taxes  . . . . . . .      ------       ------     ------         ------

     Net income  . . . . .        12.5%        12.7%      19.7%          14.0%
                                ======       ======     ======         ======



                                                                        FISCAL
                                                                         1997
                                                                         THREE
                                           FISCAL 1996                  MONTHS
                                        THREE MONTHS ENDED               ENDED
                             ----------------------------------------  --------
                             JANUARY     APRIL       JULY     OCTOBER  FEBRUARY
                               31,        30,         31,        31,       2,
                              1996       1996        1996       1996      1997
                             -------     -----       ----     -------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


     Net sales . . . . . .   $34,668   $40,514    $42,677    $42,212  $40,029

     Costs and expenses:

        Cost of sales  . .    21,252    24,811     26,249     25,955   25,347

        Selling, general
         and administrative    4,585     5,447      5,587      5,460    5,035

        Research and           1,825     2,123      2,218      2,294    2,302
         development(1 . .    ------    ------     ------     ------   ------

     Operating income  . .     7,006     8,133      8,623      8,503    7,345

     Interest and other
      income, net(2) . . .       545       334        290        469    1,280
                              ------    ------     ------     ------   ------
     Income before income
      taxes  . . . . . . .     7,551     8,467      8,913      8,972    8,625

     Provision for income      2,900     3,200      3,400      3,400    3,300
      taxes  . . . . . . .    ------    ------     ------     ------   ------

     Net income(3) . . . .   $ 4,651   $ 5,267    $ 5,513    $ 5,572  $ 5,325
                              ======    ======     ======     ======   ======

     Net income per common   $  0.39   $  0.44    $  0.46    $  0.46  $  0.44
      share(3) . . . . . .    ======    ======     ======     ======   ======

     Weighted average
      number of common
      shares outstanding .    12,058    12,048     12,111     12,196   12,227
                              ======    ======     ======     ======   ======

     Net sales . . . . . .     100.0%   100.0%     100.0%     100.0%    100.0%

     Costs and expenses:

        Cost of sales  . .      61.3     61.2       61.5       61.5      63.3

        Selling, general
         and administrative      13.2     13.4       13.1       12.9      12.6

        Research and             5.3      5.3        5.2        5.5       5.8
         development(1). .    ------   ------     ------     ------    ------

     Operating income  . .      20.2     20.1       20.2       20.1      18.3

     Interest and other          1.6      0.8        0.7        1.1       3.2
      income, net(2) . . .    ------   ------     ------     ------    ------

     Income before income
      taxes  . . . . . . .      21.8     20.9       20.9       21.2      21.5

     Provision for income        8.4      7.9        8.0        8.0       8.2
      taxes  . . . . . . .    ------   ------     ------     ------    ------

     Net income  . . . . .      13.4%    13.0%      12.9%      13.2%     13.3%
                              ======   ======     ======     ======    ======

     ------------------

     (1) Includes a non-recurring charge of $1.5 million, or 4.6% of net sales, in the three months ended July 31, 1995, representing amounts attributed to certain Microphase research and development projects, which were expensed at the time of the Microphase acquisition.

     (2) Includes net gains of $0.4 million, $4.7 million and $1.1 million in the three months ended January 31, 1995, July 31, 1995 and February 2, 1997, respectively, or 1.5%, 14.3% and 2.6%, respectively, of net sales for such periods from the sale of equity investments.

     (3) Includes (i) approximately $2 million, or $0.16 per share, in the third quarter of fiscal 1995 attributable to the sale of equity investments less the non-recurring research and development charge and
          (ii) $0.7 million, or $0.05 per share, attributable to the sale of equity investments in the first quarter of fiscal 1997.

          In the past, the Company has experienced fluctuations in its quarterly operating results and it anticipates that such fluctuations will continue and could intensify in the future. Operating results may fluctuate as a result of many factors, including size and timing of orders and shipments, product mix, sales of equipment (which have widely varying gross margins), technological change, competition, loss of significant customers and general economic conditions. The Company's customers generally order the Company's products on an as-needed basis, and substantially all of the Company's net sales in any quarter are dependent on orders received during the quarter. Since the Company operates with a limited backlog and the rate of new orders may vary significantly from month to month, the Company's capital expenditures and overhead expense levels are based primarily on sales forecasts. Consequently, if anticipated sales and shipments in any quarter do not occur when expected, capital expenditures and overhead expense levels could be disproportionately high and the Company's operating results would be adversely affected. In addition, substantially all of the Company's net sales are derived from customers in the semiconductor industry. This industry is highly cyclical and has been characterized by periodic downturns, which in some cases have had severe effects on suppliers to the industry. There can be no assurance that any of the foregoing factors will not have a material adverse effect on the Company's business and results of operations.

        LIQUIDITY AND CAPITAL RESOURCES

          The Company's cash, cash equivalents and short-term investments decreased $25.2 million during fiscal 1996, largely as a result of $55.8 million of capital expenditures for building construction and equipment purchases in connection with the Company's expansion of manufacturing capacity and $12.4 million for the acquisitions of the photomask manufacturing operations and assets of Plessey and Litomask and the investment in PK Limited. Offsetting these decreases during fiscal 1996 were cash provided by operating activities totaling $38.6 million, $2.8 million from sales of stock under employee stock option and purchase plans and the receipt of approximately $1.0 million of local government financial incentives to be utilized for the Company's new Manchester operation. Cash, cash equivalents and short-term investments decreased $13.7 million during the three months ended February 2, 1997, largely as a result of funding $15.7 million of capital expenditures for equipment and construction in progress in connection with the Company's expansion of manufacturing capacity.

          Accounts  receivable increased to $24.8 million at  October 31, 1996 from $17.9  million at  October 31,  1995, primarily  as  a result  of higher year-end sales levels, including sales by the new foreign operations, and slower collections generally. Accounts receivable increased only slightly during the first quarter of fiscal 1997. Inventories increased to $8.0 million at October 31, 1996 from $6.4 million at October 31, 1995, primarily due to general increases to accommodate the escalating sales volume and the addition of the foreign facilities. Inventories increased $1.1 million, or 14%, from October 31, 1996 to $9.1 million at February 2, 1997, as a result of the purchase of several machines for refurbishment and resale during the quarter by Beta Squared. Other current assets increased to $6.2 million at October 31, 1996, from $3.4 million at October 31, 1995, primarily due to an increase in prepaid income taxes and prepaid expenses at the newly acquired foreign operations.

          Property, plant and equipment increased to $135.2 million at February 2, 1997 and to $123.7 million at October 31, 1996, from $72.1 million at October 31, 1995. Deposits on and purchases of equipment, building construction at the new Allen, Texas and Singapore facilities, and construction in progress on the new Manchester and Austin, Texas facilities totaled $55.8 million and $15.7 million in fiscal 1996 and during the three months ended February 2, 1997, respectively, and fixed assets totaling $8.1 million were acquired in connection with the Plessey and Litomask acquisitions in fiscal 1996. These increases were offset by depreciation expense totaling $12.1 million and $4.2 million in fiscal 1996 and the first quarter of fiscal 1997, respectively. Decreases in intangible assets from $10.3 million at October 31, 1995 to $9.3 million at October 31, 1996 and to $9.0 million at February 2, 1997 was due primarily to amortization expense during the applicable periods.

          Investments increased to $13.2 million at October 31, 1996, from $12.3 million at October 31, 1995, due to the Company s investment in PK Limited, offset by a decrease in the fair values of the Company s available-for-sale investments during fiscal 1996. Investments decreased to $10.4 million at February 2, 1997, due to the sale of certain investment securities as well as the net decrease in the fair value of investment securities during the period.

          Accounts payable increased to $34.2 million at October 31, 1996, from $17.9 million at October 31, 1995, primarily due to increased payables related to the completion of new facilities during the fourth quarter, recent major equipment purchases, the addition of the foreign operations and a higher level of purchases generally due to the Company s growth. Accounts payable decreased $4.2 million from October 31, 1996 to $29.9 million at February 2, 1997, due to payments made of unusually high payables at October 31, 1996 which had resulted from the acceptance of significant equipment purchases at the end of fiscal 1996. Accrued salaries and wages and other accrued liabilities decreased to $9.8 million at October 31, 1996, from $11.9 million at October 31, 1995. This decrease is largely attributable to the settlement of fees in connection with the conclusion of several of the Company s expansion projects, together with lower sales, use and property tax liabilities because of the resolution of related assessments. Accrued salaries and wages and other accrued liabilities decreased to $7.8 million at February 2, 1997, largely as a result of payments for fiscal 1996 incentive compensation and timing of other expenses.

          The Company has amended its revolving credit facility to permit borrowings of up to $30.0 million at any time through October 31, 1998. All amounts outstanding at October 31, 1998 will be due and payable on such date.

          The Company did not incur any long-term debt during 1996. Changes in long-term debt are due to the imputation of interest on the obligation incurred in connection with the Micro Mask acquisition. Deferred income taxes decreased from $8.3 million at October 31, 1995 to $7.5 million at October 31, 1996 and to $6.6 million at February 2, 1997, largely due to a reduction in unrealized gains on investments. Other liabilities increased to $2.1 million at October 31, 1996, from $265,000 at October 31, 1995, principally due to financial incentives received in connection with the Company s new Manchester operations and minority interest associated with the Company's Swiss subsidiary.

          The Company's commitments represent on-going investments in additional manufacturing capacity as well as advanced equipment for research and development of the next generation of higher technology, more complex photomasks. At February 2, 1997, the Company had commitments outstanding for capital expenditures of approximately $62 million. Additional commitments are expected to be incurred during fiscal 1997. Subsequent to the end of the first quarter of fiscal 1997, the Company utilized its revolving credit facility and, at April 28, 1997, approximately $15 million was outstanding. The Company believes that its currently available resources, together with its capacity for substantial growth and its accessibility to other debt and equity financing sources, are sufficient to satisfy its cash requirements for the foreseeable future.

        EFFECT OF NEW ACCOUNTING STANDARD

            In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share," which establishes new standards for the computation and disclosure of earnings per share ("EPS"). The new statement requires dual presentation of "basic" EPS and "diluted" EPS. Basic EPS is based on the weighted average number of common shares outstanding for the period, excluding any dilutive common share equivalents. Diluted EPS relfects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted. The Company cannot adopt SFAS 128 until the first quarter of fiscal year 1998. The effect of SFAS 128, had it been adopted beginning in fiscal year 1994, would have been to present basic EPS that would have been greater than EPS actually reported by $0.03 in fiscal year 1994; $0.07 in 1995; $0.05 in 1996; and $0.01 for the first quarter of 1996 and for the first quarter of 1997. The presentation of diluted EPS would have been the same as EPS actually reported for the respective periods.

                                       BUSINESS

            Photronics is a leading manufacturer of photomasks, which are used primarily by the semiconductor industry in the manufacture of integrated circuits. A photomask is a high precision photographic quartz plate that is used as a master to transfer microscopic circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. Based upon available market information, the Company believes that it has a larger share of the United States market for photomasks than any other photomask manufacturer and is one of the largest photomask manufacturers in the world.

             During  1996,  the  Company  focused  on  developing  a  global
          network  and   enhancing  its  technological   and  manufacturing
          capabilities by expanding  its existing facilities and  acquiring
          or  establishing  new   manufacturing  operations.  The   Company
          transferred its Dallas, Texas operations to a new, advanced manufacturing facility in Allen, Texas and began construction of another facility in Austin, Texas that the Company expects will
          begin  operations   by  late  1997.     The  Company  established
          manufacturing operations outside the United States by acquiring facilities in the United Kingdom and Switzerland, constructing a
          state-of-the-art   manufacturing   facility   in  Singapore   and
          acquiring  an equity interest  in PK Limited,  a Korean photomask
          manufacturer.   As a result  of these efforts  and its continuing
          investment in sophisticated manufacturing equipment, the Company believes that its manufacturing capacity is among the largest and most advanced in the industry.

          INDUSTRY OVERVIEW

             Photomasks  are   used  to  transfer   circuit  patterns   onto
          semiconductor   wafers  during  the   fabrication  of  integrated
          circuits  and,  to a  lesser  extent, other  types  of electronic
          components.   Each integrated circuit design consists of a series
          of  separate patterns, each of  which is imaged  onto a different
          photomask.   The resulting series  of photomasks then  is used to
          successively layer  the circuit patterns  onto the  semiconductor
          wafer.   The manufacture of modern photomasks requires the use of
          advanced cleanrooms and sophisticated lithography, inspection, repair and process systems as well as complex data handling capabilities.

             VLSI Research Inc. estimates that worldwide photomask sales exceeded $1.7 billion in 1996 and projects a compound annual
          growth rate of  approximately 17%  through 2001.   These  amounts
          include sales by both independent manufacturers and captives, which are semiconductor manufacturers that produce photomasks almost exclusively for their own use. Since the mid-1980s, there has been a trend in the United States and Europe towards the
          divestiture  or  closing  of   captive  photomask  operations  by
          semiconductor manufacturers and an increase in the share of the market served by independent manufacturers. The Company believes that this trend is attributable to an increase in the complexity of integrated circuit devices and resultant increases in the complexity of photomasks necessary to produce such circuits. These developments have increased substantially the capital requirements and costs related to photomask operations, making it
          no  longer  cost  effective   in  many  cases  for  semiconductor
          manufacturers to  maintain captive photomask operations.   At the
          same time, due in part to these increasing capital requirements and competitive pressures, the number of significant independent manufacturers in the United States and Europe decreased from approximately 14 in the mid-1980s to four in 1996.

             The Company believes that increased photomask demand reflects increased semiconductor design activity and is only indirectly
          affected by  changes in  semiconductor sales volumes.   Increased
          design activity has been stimulated by both the rapid development of new generation semiconductor designs and the proliferation of
          application-specific  integrated  circuits.    In  addition,  the
          Company believes the following factors have affected and will continue to affect the photomask industry:

            . Proliferation of Semiconductor Applications. Semiconductor devices of all types continue to be incorporated into new products, including cellular telephones, pagers, automobiles, medical products, household appliances and other electronic consumer products. These applications are function specific and typically require new integrated circuit designs and corresponding sets of photomasks. In addition, the demand for semiconductor devices from traditional markets such as computer systems is growing significantly as semiconductor content in electronic systems increases and as the market for personal computers and other electronic systems expands.

            . Increasing Device Complexity. Semiconductor manufacturers and designers continue to increase the complexity of integrated circuits which has led to a corresponding increase in the complexity and number of photomasks required in the manufacture of an integrated circuit. For example, a typical 64 Mbit DRAM uses 23 photomasks compared to 14 photomasks for an older generation 1 Mbit DRAM.

            . Limited High-End Photomask Manufacturing Capacity. High-end photomasks typically require more advanced manufacturing systems and processes. These systems generally are significantly more expensive than prior generation systems, and photomasks requiring these advanced systems are usually more expensive to produce. The Company believes that only a limited number of photomask manufacturers throughout the world currently have the capacity to produce high-end photomasks in significant volume.

            . New Advanced Semiconductor Manufacturing Facilities. In response to the increasing demand for integrated circuits, semiconductor manufacturers have added, or announced the addition of, a significant number of new state-of-the-art manufacturing facilities. These facilities are likely to require the most advanced photomasks.

            . Limited Technological Capabilities. As semiconductor manufacturers continue to increase the complexity of integrated circuits, they have encountered technological limitations in their installed equipment base. One solution to these limitations has been to incorporate advanced lithographic techniques into the design of photomasks. These advanced photomasks, generally known as phase-shift and optical proximity correction (OPC) photomasks, are among the most difficult and expensive photomasks to manufacture, and only a small number of photomask manufacturers have the expertise and the sophisticated equipment to manufacture such photomasks.

          STRATEGY

             The Company's strategy to expand its position as a leader in the manufacture of photomasks consists of the following elements:

            .  Maintain    Technological     Leadership.        Maintaining
               technological leadership in photomask manufacture is important to the Company's long-term success. The Company invests in state-of-the-art manufacturing systems and facilities to support advanced technological and high volume demands. The Company will continue to devote significant resources to the development of technologies for the manufacture of advanced photomasks, including optical proximity correction and phase-shift photomasks, which are designed to improve circuit image resolution on a semiconductor wafer.

            . Ensure Strong Customer Relationships. Critical to the Company's position as an industry leader is developing and maintaining high levels of customer satisfaction. Because each photomask is specific to a particular circuit design and customers expect rapid delivery, the Company believes that consistency of product quality and timeliness of delivery are critical to its success. The Company has invested in the facilities and personnel necessary to expeditiously handle incoming customer designs and works closely with each customer to ensure that the customer's specifications are properly reflected in the final product. In addition, the Company has entered into arrangements with certain key customers under which the Company is designated a preferred supplier and the customer is assured a level of priority access to the Company's manufacturing capabilities.

            . Leverage Strategically Located Manufacturing Facilities. The Company believes that in certain markets proximity to customers is an important competitive factor. In order to accelerate delivery times and respond to customer demands, the Company has established multiple manufacturing facilities in key locations. The Company's manufacturing network now includes five facilities in the United States (with a sixth under construction) as well as facilities in Singapore, Switzerland and the United Kingdom. The Company also has an option to increase its equity ownership of a manufacturing operation in Korea. The Company continually evaluates new markets and acquisition opportunities to support its customers.

            .  Provide  Global Solution.    As the  semiconductor  industry
               becomes increasingly global, the ability to satisfy a customer's requirements in multiple markets throughout the world can improve a manufacturer's market position. The Company has established manufacturing operations in Europe and Asia in order to achieve this objective and can support an individual customer's requirements across many markets.

          MANUFACTURING TECHNOLOGY

             The Company's  photomasks are  manufactured in accordance  with
          circuit  designs   provided  on  a  confidential   basis  by  its
          customers.   The  typical manufacturing  process for  one of  the
          Company's photomasks  involves receipt and conversion  of circuit
          design data  to manufacturing  pattern data.   This manufacturing
          data is then used to control the lithography system that exposes the circuit pattern onto the photomask blank. The exposed areas
          are  dissolved  and  etched  to  produce  that  pattern   on  the
          photomask. The photomask is inspected for defects and conformity to the customer design data, any defects are repaired, any required pellicles (or protective membranes) are applied and, after final cleaning, the photomask is shipped to the customer.

             The  Company  currently  supports  customers  across  the  full
          spectrum   of  integrated  circuit   production  technologies  by
          manufacturing photomasks using electron beam or laser-based technologies and, to a significantly lesser degree, optical-based
          technologies.    Laser-based or  electron  beam  systems are  the
          predominant technologies used for photomask manufacturing. Such technologies are capable of producing the finer line resolution, tighter overlay and larger die size for the larger and more complex circuits currently being designed. Laser and electron beam generated photomasks can be used with the most advanced
          processing  techniques   to  produce  VLSI   (very  large   scale
          integrated circuit) devices. The Company currently owns a number of laser writing systems and electron beam systems and has committed to purchase additional advanced systems in order to maintain technological leadership. Compared to laser or electron beam generated photomasks, the production of photomasks by the
          optical method is  less expensive,  but also less  precise.   The
          optical method traditionally is used on less complex and lower priced photomasks.

             The first several levels of photomasks frequently are required to be delivered by the Company within 24 hours from the time it
          receives  a customer's design.   The ability  to manufacture high
          quality photomasks within short time periods is dependent upon efficient manufacturing methods, high yields and high equipment
          reliability.     The  Company   believes  that  it   meets  these
          requirements    and   has   made   significant   investments   in
          manufacturing and data processing systems and statistical process control methods to optimize the manufacturing process and reduce cycle times.

             Quality  control   is  an  integral   part  of  the   photomask
          manufacturing   process.     Photomasks   are   manufactured   in
          temperature,  humidity  and  particulate   controlled  cleanrooms
          because  of  the  high  level of  precision,  quality  and yields
          required.   Each photomask is inspected several  times during the
          manufacturing   process  to   ensure  compliance   with  customer
          specifications. The Company has made a substantial investment in equipment to inspect and repair photomasks and to ensure that
          customer  specifications  are  met.   After  inspection  and  any
          necessary repair, the Company utilizes technological processes to clean the photomasks prior to shipment.

          SALES AND MARKETING

             The market for photomasks primarily consists of semiconductor manufacturers and designers, both domestic and international, including manufacturers that have the capability to manufacture
          photomasks.   Generally, the Company  and each  of its  customers
          engage in a qualification and correlation process before the Company becomes an approved supplier. Thereafter, the Company typically negotiates pricing parameters for a customer's orders based on the customer's specifications in order to expedite the
          placement of individual  purchase orders.   Some of these  prices
          may remain  in effect for an  extended period.  The  Company also
          negotiates   prices,  and   occasionally  enters   into  purchase
          arrangements, based on the understanding that, so long as the Company's performance is competitive, the Company will receive a specified percentage of that customer's photomask requirements.

             The   Company  conducts  its  sales  and  marketing  activities
          through a staff of full-time sales personnel and customer service representatives who work closely with the Company's general
          management  and technical  personnel.   In addition to  the sales
          personnel   at   the   Company's   manufacturing   facilities  in
          Brookfield, Connecticut; Milpitas and Sunnyvale, California; Colorado Springs, Colorado; Allen, Texas; Manchester, United Kingdom; Neuchatel, Switzerland and Singapore, the Company has sales offices in Carlsbad, California; Austin, Texas; Raleigh, North Carolina; Hillsboro, Oregon; Lancaster, United Kingdom; and Taiwan.

             The Company supports  international customers through both  its
          domestic  and foreign  facilities.   The  Company  also has  sub-
          contract  manufacturing  arrangements  in  Taiwan.   The  Company
          considers its presence in international markets important to attracting new customers, providing global solutions to its
          existing   customers   and   serving   customers   that   utilize
          manufacturing foundries outside of the United States, principally
          in  Asia.   Current  customers  include  companies in  Australia,
          Canada, Germany, Italy, Japan, Singapore, Switzerland, Taiwan and the United Kingdom. For a statement of the amount of net sales, operating income or loss, and assets attributable to each of the Company's geographic areas of operations, see Note 13 of Notes to the Consolidated Financial Statements.

          EQUIPMENT SALES AND SERVICES

             In addition to the manufacture of photomasks, the Company, through its wholly-owned subsidiary, Beta Squared, manufactures, sells and services a wafer plasma etching system used in the
          processing  of semiconductor  wafers.   The  original system  was
          developed by Texas Instruments which licensed to Beta Squared the
          right  to manufacture  and sell  the system.   Beta  Squared also
          sells   refurbished    semiconductor   manufacturing   equipment,
          engineering services and replacement  parts and field service for
          such  equipment   on  a  third-party  basis.     Such  activities
          represented approximately 5% of the Company's net sales during fiscal 1996.

          CUSTOMERS

             The   Company  primarily   sells   its  products   to   leading
          semiconductor  manufacturers.   The  Company's  largest customers
          during fiscal 1996 included the following:

            Advanced  Micro  Devices, Inc.         Micron Technology, Inc.
            Analog Devices, Inc.                   Motorola, Inc.
            Atmel Corporation                      National Semiconductor
            Chartered Semiconductor                  Corporation
              Manufacturing, Ltd.                  Orbit Semiconductor
            Cirrus Logic, Inc.                       Inc.
            Cypress Semiconductor Corporation      Philips N.V.
            Digital Equipment Corporation          Plessey Semiconductors
            Integrated Device Technology, Inc.       Limited
            LSI Logic Corp.                        Symbios Logic Inc.
                                                   Texas Instruments
                                                     Incorporated
                                                   Unitrode Corp.
                                                   VLSI Technology Inc.
                                                   Zilog, Inc.

             The Company  has continually  expanded its  customer base  and,
          during   fiscal  1996,   sold  its   products  and   services  to
          approximately 400  customers.   The Company assumed  an agreement
          with  Texas Instruments as part of the acquisition of the Dallas,
          Texas   operation  in  fiscal  1993   and,  as  a  result,  Texas
          Instruments became  a more  significant customer of  the Company.
          In   fiscal   1996,  sales   to  Texas   Instruments  represented
          approximately 26% of net sales, and the loss of Texas Instruments or a significant decrease in the amount of the purchases by Texas Instruments from the Company would have a material adverse effect
          on the Company.   The agreement with Texas  Instruments continues
          until March 31, 2000 and provides that the Company will be Texas Instruments' principal photomask supplier in the United States and Europe so long as the Company's price, quality, service and
          delivery  are  competitive.    The agreement  also  requires  the
          Company to ensure that prices charged to Texas Instruments are not less favorable than those otherwise extended by the Company to other customers with similar specifications, volume, delivery
          and other requirements.   During fiscal 1996,  no single customer
          other than Texas Instruments accounted for more than 10% of the Company's net sales. The Company's five largest customers, in the aggregate, accounted for approximately 45% of net sales in fiscal 1996.

          RESEARCH AND DEVELOPMENT

             The Company conducts ongoing research and development programs intended to maintain the Company's leadership in technology and
          manufacturing  efficiency.   Since fiscal  1994, the  Company has
          increased its investment in research and development activities and current efforts include deep ultraviolet, phase-shift and
          optical    proximity    correction   photomasks    for   advanced
          semiconductor manufacturing.   Phase-shift and  optical proximity
          correction photomasks  use  advanced lithography  techniques  for
          enhanced  resolutions of  images on a  semiconductor wafer.   The
          Company   incurred  expenses   of   $4.7 million,  $7.9   million
          (including a non-recurring charge of $1.5 million) and $8.5 million for research and development in fiscal 1994, 1995 and 1996, respectively. While the Company believes that it possesses valuable proprietary information and has received licenses under certain patents, the Company does not believe that patents are a material factor in the photomask manufacturing business and it holds only one patent.

          MATERIALS AND SUPPLIES

             Raw materials utilized by the Company generally include high precision quartz plates, which are used as photomask blanks, primarily obtained from Japanese suppliers (including Toppan Printing Co., the parent of Toppan ("Toppan Printing"), and Hoya
          Corporation   ("Hoya")),   pellicles   (which    are   protective
          transparent cellulose membranes) and electronic grade chemicals used in the manufacturing process. Such materials are generally available from a number of suppliers and the Company is not dependent on any one supplier for its raw materials. The Company believes that its utilization of a broad range of suppliers enables it to access the most advanced material technology
          available.   The Company has  established purchasing arrangements
          with each of Toppan and Hoya and it is expected that the Company will purchase substantially all of its photomask blanks from Toppan and Hoya so long as their price, quality, delivery and service are competitive.

             The Company relies on a limited number of equipment suppliers to develop and supply the equipment used in the photomask
          manufacturing process.   Although  the Company has  been able  to
          obtain equipment on a timely basis, the inability to obtain equipment when required could adversely affect the Company's business and results of operations. The Company also relies on these suppliers to develop future generations of manufacturing systems to support the Company's requirements.

          BACKLOG

             The  first   several  levels  of   photomasks  for  a   circuit
          frequently  are  required  to  be  shipped  within  24  hours  of
          receiving  a customer's  design.   Because  of  the short  period
          between order and shipment dates (typically from one day to two weeks) for the principal portion of the Company's sales, the dollar amount of current backlog is not considered to be a reliable indication of future sales volume.

          COMPETITION

             The photomask industry is highly competitive and most of the Company's customers utilize more than one photomask supplier. The Company's ability to compete primarily depends upon the consistency of product quality and timeliness of delivery, as well as pricing, technical capability and service. The Company also believes that proximity to customers is an important factor
          in  certain  markets.    Certain  competitors  have  considerably
          greater  financial and  other  resources than  the Company.   The
          Company believes that it is able to compete effectively because of its dedication to customer service, its investment in state-of-the-art photomask equipment and its experienced technical employees.

             There has been a decrease since the mid-1980s in the number of independent manufacturers as a result of independents being
          acquired or discontinuing operations.   The Company believes that
          entry into the market by a new independent manufacturer would require a major investment of capital, a significant period of time to establish a commercially viable operation and additional time to attain meaningful market share and achieve profitability. In the past, competition and relatively flat demand led to pressure to reduce prices which the Company believes contributed to the decrease in the number of independent manufacturers. Although independent photomask manufacturers have experienced increased demand since late 1993, there can be no assurance that past trends in pricing and demand will not re-emerge.

             Based upon available market information, the Company believes that it has a larger share of the United States market than any other photomask manufacturer and is one of the largest photomask manufacturers in the world. Competitors in the United States include DuPont and Align-Rite; and in international markets, Dai Nippon Printing, Toppan, Hoya, DuPont, Taiwan Mask Corp., Innova, Align-Rite and Compugraphics. In addition, some of the Company's customers possess their own captive facilities for manufacturing photomasks and certain semiconductor manufacturers market their photomask manufacturing services to outside customers as well as to their internal organization.

          EMPLOYEES

             As of April 1, 1997, the Company employed approximately 900 persons on a full-time basis. The Company believes that it offers competitive compensation and other benefits and that its employee relations are good. Except for employees in the United Kingdom, none of the Company's employees is represented by a union.

          PROPERTY

             The  Company's   properties  include  buildings  in  which  the
          Company  currently  conducts   manufacturing  operations  or   is
          constructing facilities for future manufacturing operations. The following table presents certain information about the Company's manufacturing facilities.

                                          FACILITY
                                            SIZE        TYPE OF
                      LOCATION            (SQ. FT.)    INTEREST
                      --------             -------     --------
                      Brookfield,        19,600         Owned
                      Connecticut
                      (Building #1)

                      Brookfield,        20,000         Leased
                      Connecticut
                      (Building #2)

                      Milpitas,          49,000         Leased
                      California
                      (2 buildings)

                      Sunnyvale,         40,000         Owned
                      California
                      (3 buildings)

                      Colorado Springs,  27,000         Leased
                      Colorado

                      Allen, Texas       60,000         Owned

                      Austin, Texas      50,000         Owned
                      (under
                      construction)

                      Manchester,        13,000         Leased
                      United Kingdom
                      (current
                      facility)

                      Manchester,        42,000         Owned
                      United Kingdom
                      (new facility
                      under construction
                      to replace current
                      facility)

                      Neuchatel,          7,000         Leased
                      Switzerland

                      Singapore          20,000         Leased

             Lease terms range from less than one year, for facilities from which the Company is planning to relocate operations, to up to
          five years, with  options to  renew for certain  facilities.   In
          addition, the  Company leases  office space in  Jupiter, Florida;
          Austin,  Texas;  Carlsbad,   California;  Hillsboro,  Oregon  and
          certain  property  adjacent  to  its  facilities  in  Brookfield,
          Connecticut.    During  fiscal  1996,  the  Company  leased  real
          property at an aggregate annual rental of $2.3 million and leased equipment at an aggregate annual rental of $3.3 million.

             The leased properties in Brookfield, Connecticut are leased from entities controlled by Constantine S. Macricostas under fixed lease rates which were determined by reference to fair market value rates at the beginning of the respective lease term. Mr. Macricostas is the Chairman of the Board, Chief Executive Officer and a director of the Company.

             Other than new manufacturing facilities or systems which had not yet been placed into service, the Company believes that it substantially utilized its facilities during fiscal 1996.

          LEGAL PROCEEDINGS

             The Company is not a party to any material pending legal proceedings, nor is the property of the Company subject to any such proceedings.

                                      MANAGEMENT

             The names of the officers and directors of the Company are set forth below, together with the positions held by each person in the Company and their ages as of April 24, 1997. All officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.


           NAME                         AGE             POSITION
           ----                         ---             --------

           Constantine S.                61         Chairman of the
           Macricostas                              Board, Chief
                                                    Executive Officer
                                                    and Director

           Michael J. Yomazzo            54         President, Chief
                                                    Operating Officer
                                                    and Director

           Jeffrey P. Moonan             41         Senior Vice
                                                    President, General
                                                    Counsel and
                                                    Secretary

           Robert J. Bollo               52         Vice President Finance--
                                                    and Chief Financial
                                                    Officer

           David C. Heilman              58         Senior Vice President--
                                                    Sales and Marketing

           James Northup                 36         Senior Vice President--
                                                    Operations

           Jack P. Moneta                54         Senior Vice President--
                                                    Business Development

           Walter M.                     50         Director
           Fiederowicz

           Joseph A. Fiorita, Jr.        52         Director

           Yukio Tagawa                  59         Director

             The terms of the Company's revolving credit facility specify that if Mr. Macricostas ceases to maintain day-to-day control of the Company, Mr. Yomazzo, or another replacement acceptable to the bank, must assume such duties, otherwise the Company may be declared in default.

             For the past five years each of the officers and directors of the Company has held the office shown, except as follows:

             Constantine S. Macricostas, a founder of the Company, served as Treasurer and Chief Financial Officer of the Company from 1974 until September 1987 and as President from 1974 until November
          1990.    Mr. Macricostas  also serves  as  a  Director  of Nutmeg
          Federal Savings and Loan Association and The DII Group, Inc. (a provider of integrated electronic manufacturing products and services).

             Michael J. Yomazzo has served as President and Chief  Operating
          Officer since  January 1994.   From November  1990 until  January
          1994, he served as Executive Vice President; from July 1989 until November 1990, he served as Senior Vice President Finance and Planning and since 1977, he has served as a Vice President of the Company with responsibilities which have included finance, sales and marketing.

             Jeffrey P. Moonan has served as Senior Vice President since January 1994 and General Counsel and Secretary since July 1988.
          From  July   1989  until   January  1994,  he   served  as   Vice
          President/Administration.

             Robert J. Bollo has served as Vice President--Finance and Chief
          Financial  Officer  since November  1994.   From  August  1994 to
          November 1994, he served as Director of Finance. From April 1992 to July 1994, he was a Principal of CFO Associates, Inc., a
          financial  management firm.   Prior  to April  1992, he  was with
          Kollmorgen Corporation, serving as a Vice President since January 1990 and Controller and Chief Accounting Officer from February 1985 until January 1990.

             David C.  Heilman has served as Senior Vice President--Sales and
          Marketing  since  November  1996.    From  September  1993  until
          November 1996, he served as Vice President Sales and Marketing. Prior to joining the Company, he served in various capacities for more than five years with DuPont Photomasks, Inc., including as Executive Vice President and Chief Operating Officer, Vice President, Sales and Marketing and most recently as General Manager of DuPont's Kokomo, Indiana facility.

             James Northup has served as Senior Vice President--Operations since November 1996. From May 1995 until November 1996, Mr. Northup served as Vice President--California, Connecticut and Colorado Operations; from January 1994 until May 1995, he served as Director of Connecticut Operations and from April 1990 until January 1994 he served as Operations Manager for the Company's Connecticut operations.

             Jack P.  Moneta has  served as  Senior Vice President--Business
          Development  since  November  1996.    From  January  1994  until
          November 1996, he served as Vice President--Texas Operations. From August 1992 to January 1994, he served as Director of Texas
          Operations.   He served in various  capacities with International
          Business Machines Corporation for 25 years, including most recently as the General Manager of IBM's United States photomask operations with overall responsibility for coordinating IBM's worldwide photomask operations.

             Walter M. Fiederowicz has served since April 1997 as the President and Chief Executive Officer of World Corp, Inc., a holding company that owns approximately 61.3% of the common stock of World Airways, Inc. (a leading provider of long-range passenger and cargo air transportation services to major airlines) and approximately 28.9% of the common stock of InteliData Technologies Corporation (a provider of caller identification based tele-communications devices, smart telephone and on-line electronics information services). From March 1996 until April 1997, Mr. Fiederowicz was a private investor and consultant. Mr. Fiederowicz served as chairman of Colonial Data Technologies Corp., (a distributor of telecommunications equipment) from August
          1994 to March 1996. From January 1991 until July 1994, he held various positions, including executive vice president and chairman and served as director of Conning and Company (the
          parent  company  of an  investment  firm).   Mr.  Fiederowicz was
          chairman and director of Covenant Mutual Insurance Company, a property and casualty insurance company ("Covenant"), from 1989 until March 1993, and was president and chief executive officer of Covenant from 1989 until December 1992. Covenant was placed in rehabilitation by the Insurance Commissioner of the State of Connecticut in 1993 and subsequently liquidated as a result of losses in connection with insurance claims relating to Hurricane
          Andrew.   Mr. Fiederowicz also serves as a director of InteliData
          Technologies  Corporation,  Blau Marketing  Technologies, Inc.
          (a marketing firm) and First Albany Companies, Inc. (the parent of a broker-dealer).

             Joseph A. Fiorita, Jr. is a partner in Fiorita, Kornhaas and Van Houten, P.C., independent certified public accountants.

             Yukio Tagawa has served as a Director of the Company since January 1997. Mr. Tagawa has served as Vice Divisional Manager for the Electronics Division of Toppan since June 1996 and as a
          Director  of Toppan  from  June 1995.    Prior to  assuming  such
          duties, Mr. Tagawa served in other managerial capacities with Toppan since March 1991. Toppan is a diversified manufacturing company with operations in printing and electronics industries (including photomask manufacture) and had revenues in excess of $11 billion during its last fiscal year.

                                PRINCIPAL SHAREHOLDERS

             The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common
          Stock  of  Photronics  as  of  April 1,  1997.    Information  is
          presented with respect to (i) persons beneficially owning five percent or more of the outstanding Common Stock; (ii) each director and certain executive officers of the Company and (iii) all directors and executive officers of the Company as a group.

             NAME AND ADDRESS OF              AMOUNT AND NATURE OF
               BENEFICIAL OWNER             BENEFICIAL OWNERSHIP (1)
            --------------------            ------------------------

                                              NUMBER        PERCENT
                                              ------        -------

           Constantine S.
           Macricostas (2)(3)  . . . . .    1,595,459         13.3%
           1061 East Indiantown Road
           Jupiter, Florida  33477

           Toppan Printing Co., Ltd. . .    1,590,000         13.4
           1, Kanda Izumi-cho
           Chiyoda-Ku
           Tokyo, Japan  101

           Yukio Tagawa (4)  . . . . . .    1,590,000         13.4
           Toppan Printing Co., Ltd.
           1, Kanda Izumi-cho
           Chiyoda-Ku
           Tokyo, Japan  101

           Macricostas Partners, L.P.  .    1,140,000          9.6
           1122 Bel Air
           Allen, Texas  75013

           Michael J. Yomazzo (2)(5) . .      195,609          1.6

           Jeffrey P. Moonan (2) . . . .       76,250          *

           Walter M. Fiederowicz (2)(6).       26,125          *

           Joseph A. Fiorita, Jr. (2). .       13,925          *

           Robert J. Bollo (2) . . . . .        7,500          *

           Directors and Executive (7) .    3,504,868         28.9
           Officers as a group
               (seven persons)

          -------------------
          *  Represents less than 1%.

          (1) Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of the Company's Common Stock set forth opposite such person's name.

          (2) Includes shares of Common Stock subject to stock options exercisable as of May 30, 1997 as follows:
                    Mr. Bollo (7,500); Mr. Fiederowicz (13,725); Mr. Fiorita (13,725); Mr. Macricostas (145,628); Mr. Yomazzo (56,400); and Mr. Moonan (65,000).

          (3) Includes 17,000 shares held by the wife of Mr. Macricostas, as to which shares he disclaims beneficial ownership. Also includes 1,140,000 shares owned by Macricostas Partners, L.P., of which Mr. Macricostas is a limited partner and 25,309 shares owned by the corporate general partner of such partnership of which

                    Mr. Macricostas is the President, a director and a significant shareholder. Mr. Macricostas disclaims beneficial ownership of those shares not represented by his ownership interests.

          (4) Includes 1,590,000 shares owned by Toppan Printing Co., Ltd. of which Mr. Tagawa is an executive officer and a director, as to which shares Mr. Tagawa disclaims beneficial ownership.

          (5) Also includes 31,000 shares held by the wife of Mr. Yomazzo, as to which shares he disclaims beneficial ownership.

          (6)       Includes  6,000  shares  owned   by  the  wife  of  Mr.
                    Fiederowicz and 1,375 shares owned by his children, as to which shares he disclaims beneficial ownership.

          (7) Includes the shares listed in notes (2), (3), (4), (5) and (6) above.


          TOPPAN STOCK PURCHASE AGREEMENT

             In October 1993, the Company sold 1,590,000 shares of Common Stock to Toppan Printing in connection with the Company's acquisition of the photomask manufacturing business of Toppan, a subsidiary of Toppan Printing. Under the terms of the stock purchase agreement, Toppan Printing may not acquire additional shares of the Company's Common Stock, if, after such acquisition, Toppan Printing beneficially will own more than 19% of the
          Company's outstanding Common Stock. The Company has granted Toppan Printing certain demand and piggyback registration rights commencing in 1996 with respect to shares of Common Stock owned by it. The stock purchase agreement restricts sales of Common Stock by Toppan Printing until October 1998 and grants to the Company rights of first refusal with respect to proposed sales to unaffiliated third parties, with certain exceptions. Such restrictions and rights of first refusal terminate in October 1998, or earlier if at any time Toppan Printing owns less than 5% of the Company's Common Stock or if certain other events occur. Under the stock purchase agreement, the Company is required to use its best efforts to nominate a director designated by Toppan Printing for as long as it owns at least 1,500,000 shares of Common Stock and such holdings represent at least 15% of the outstanding shares of the Company's Common Stock on a fully diluted basis. The stock purchase agreement also requires Toppan Printing to vote all voting securities of the Company that it beneficially owns in favor of each nominee for election to the Board who has been recommended by the Board. In addition, for a ten-year period, the Company agreed to pay Toppan Printing annual commissions of from 1% to 2.5% of sales over $3 million to Texas Instruments. Such commissions amounted to approximately $560,000 in fiscal 1996.

                                 DESCRIPTION OF NOTES

             The Notes are to be issued under an Indenture, to be dated as of May . , 1997 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. Wherever particular defined terms of the Indenture (including the Notes) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to Photronics, Inc. and not to its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. Section references below are references to sections of the Indenture.

          GENERAL

             The Notes will be unsecured subordinated obligations of the Company, will be limited to $86,250,000 aggregate principal amount, and will mature on May 15, 2004. The Notes will bear interest at the rate per annum shown on the front cover of this Prospectus from the date of issuance, payable semiannually on May 15 and November 15 of each year, commencing on November 15, 1997. (Section 301)

             The Notes will be convertible into Common Stock initially at the conversion rate stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights," at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased. (Section 1301)

             The Notes are redeemable under the circumstances and at the redemption prices set forth below under "-- Optional Redemption," plus accrued interest to the Redemption Date. (Section 1101)

             The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

          CONVERSION RIGHTS

             The Holder of any Note will have the right, at the Holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Common Stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of . shares of Common Stock per $1,000 principal amount of Notes (the "Conversion Rate") (equivalent to a conversion price of approximately $ . per share of Common Stock) (subject to adjustment as described below). The right to convert a Note called for redemption or tendered for repurchase will terminate at the close of business on the Redemption Date or the Repurchase Date for such Note, as the case may be. (Section 1301)

             The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the Conversion Agent (if other than the Trustee) for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock of the

          Company outstanding from time to time. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes (or portions thereof) called for redemption on a Redemption Date or which are repurchasable on a Repurchase Date occurring, in either case, within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being
          surrendered  for conversion.    The interest  so payable  on such
          Interest Payment Date with respect to any Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or which may be repurchased on a Repurchase Date, occurring, in either case, during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portions thereof, if applicable) is surrendered for conversion during such period, shall be paid to the Holder of such Note being converted in an amount equal to the interest that would have been payable on such Note if such Note had been converted as of the close of business on such Interest Payment Date. The interest so payable on such Interest Payment Date in respect of any Note (or portion thereof, as the case may
          be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during the period from the close of business on any Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date,
          which   Note  (or  portion  thereof,  as  the  case  may  be)  is
          surrendered for conversion during such period, shall be paid to the Holder of such Note as of such Regular Record Date. Interest payable in respect of any Note surrendered for conversion or repurchase on or after an Interest Payment Date shall be paid to the Holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion or repurchase. As a result of the foregoing provisions, except as provided above, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption
          (except  for  the  payment  of  interest  on  Notes  called   for
          redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates, as provided above). No other payment or adjustment for interest, or for any dividends in
          respect of Common Stock,  will be made upon conversion.   Holders
          of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time or date before the close of business on the
          conversion  date.   No  fractional  shares  will be  issued  upon
          conversion but, in lieu thereof, the Company will pay an appropriate amount in cash based on the market price of Common Stock at the close of business on the day of conversion. (Sections 101, 203, 307, 1302 and 1303)

             A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid. (Section 1308)

             The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then Current Market Price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock,
          (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, or other property (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and in mergers and consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with
          (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and
          (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then Current Market Price per share of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. Notwithstanding the foregoing, (i) if the options, rights or warrants described in clause (b) above are exercisable only upon the occurrence of certain triggering events, then the Conversion Rate will not be adjusted until such triggering events occur and
          (ii) if such options, rights or warrants expire unexercised, the Conversion Rate will be readjusted to take into account only the actual number of such options, rights or warrants which were exercised. The Company reserves the right to make such increases in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1% or more of the Conversion Rate. (Section 1304) The Company shall compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice to the Holders of the Notes of any adjustments. (Section 1305)

             In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible). (Section 1311)

             To the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days, the increase is irrevocable during such period, and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive; provided, however, that no such increase shall be taken into account for purposes of determining whether the Closing Price Per Share of the Common Stock equals or exceeds 105% of the Conversion Price in connection with an event which would otherwise be a Change of Control. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall give notice of the increase to the Holders at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect. (Section 1304)

             If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain Federal Income Tax Considerations."

          SUBORDINATION

             The payment of the principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full of the principal of, premium, if any, interest and other amounts
          in  respect of all  Senior Indebtedness  of the  Company.   As of
          April 28,   1997,  the   Company  had  $17.0 million  of   Senior
          Indebtedness outstanding.   At such date, after giving  effect to
          this offering and the application of proceeds therefrom, the Company would have had $2.0 million of Senior Indebtedness outstanding. Senior Indebtedness is defined in the Indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed:
          (a) indebtedness of the Company to banks, insurance companies and
          other  financial   institutions  evidenced  by  credit   or  loan
          agreements, notes or other written obligations, (b) all other indebtedness of the Company (including indebtedness of others
          guaranteed  by  the  Company)   other  than  the  Notes,  whether
          outstanding on the date of the Indenture or thereafter created, incurred or assumed, which is (i) for money borrowed or (ii) evidenced by a note, security, debenture, bond or similar instrument, (c) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements, (e) obligations of the Company issued or assumed as the deferred purchase price of property, (f) obligations of the Company for the reimbursement of letters of credit to the extent such obligations are Senior Indebtedness under clauses (a) through (c) of this paragraph, and
          (g)   renewals,   extensions,  modifications,   restatements  and
          refundings of, and any amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through
          (d)   of  this   paragraph;   provided,  however,   that   Senior
          Indebtedness  shall   not  include   any  such   indebtedness  or
          obligation if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which, it is issued) expressly provide that such indebtedness or obligation shall not be senior in right of payment to the Notes, or expressly provide that such indebtedness or obligation is pari passu with or junior to the Notes. (Sections 101, 1201, 1202 and
          1216)

             No payment on account of principal, premium, if any, or interest on, the Notes may be made by the Company if there shall have occurred (i) a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) with respect to any Senior Indebtedness or
          (ii) any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist after written notice of such event of default shall have been given to the Company and the Trustee by any holder of Senior Indebtedness. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings of the Company, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness are likely to recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes. (Sections 1202, 1203 and
          1204)

             The Company is a holding company with no business operations of its own. Accordingly, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of February 2, 1997, the Company's subsidiaries had an aggregate outstanding amount of total indebtedness and other liabilities of approximately $46 million, which amount will remain outstanding after giving effect to the offering of the Notes and the application of net proceeds therefrom.

             The Indenture does not limit the Company's ability to incur Senior Indebtedness or any other indebtedness.

          OPTIONAL REDEMPTION

             The Notes may not be redeemed prior to May 16, 2000. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 20 nor more than 60 days' prior notice as provided under "-- Notices" below, at the redemption prices set forth below.

             The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on May 16 of the following years:
                                                   Redemption
                      Year                            Price
                      ----                         ----------
                      2000                              . %
                      2001                              .
                      2002                              .
                      2003                              .

          and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption. (Section 203, Article Eleven)

             No sinking fund is provided for the Notes.

          REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

             If a Change of Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price"). (Section 1401)

             The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date; provided that payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment as provided in the Indenture. (Sections 1401 and 1402)

             Within 30 days after the occurrence of a Change of Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change of Control and of the repurchase right arising as a result thereof, or, at the request of the Company on or before the 15th day after such occurrence, the Trustee shall give the Company Notice. The Company must also deliver a copy of the Company Notice to the Trustee and to the office of each Paying Agent. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee or Paying Agent of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. (Section 1403)

             A Change of Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

                    (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)
             (3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any Subsidiary of the Company or any employee benefit plan of the Company; or

                    (ii) any consolidation or merger of the Company with or
             into any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer, or lease of all or substantially all of the assets of the Company (other than (a) any consolidation or merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock, and (y) pursuant to which the holders of 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of the continuing or surviving
             corporation  entitled  to  vote   generally  in  elections  of
             directors of the contining or surviving corporation immediately after such transaction and (b) a merger which is effected solely to change the juisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

          provided, however, that a Change of Control shall not be deemed to have occurred if (i) the Closing Price Per Share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change of Control or the public announcement of the Change of Control (in the case of a Change of Control under clause (i) above) or ending immediately prior to the date of the Change of Control (in the case of a Change of Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day or (ii) all of the consideration (excluding cash payments for fractional shares or cash payments for appraisal rights) in the transaction or transactions constituting the Change of Control consists of shares of common stock or securities convertible into common stock that are, or upon issuance will be traded on a national securities exchange or through The Nasdaq National Market and as a result of such transaction or transactions the Notes become convertible solely into such common stock or securities. The "Conversion Price" is equal to $1,000 divided by the Conversion Rate. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture. (Section 1404)

             The Company's ability to repurchase Notes upon the occurrence of a Change of Control is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the Repurchase Price for all the Notes that might be delivered by Holders of Notes seeking to exercise the purchase right. In addition, the Company's ability to purchase Notes may be limited or prohibited by the terms of its Senior Indebtedness. The Company's ability to purchase Notes with cash may also be limited by the terms of its subsidiaries' then-existing borrowing arrangements due to dividend restrictions. Any failure by the Company to repurchase the Notes when required following a Change of Control could result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change of Control may cause an event of default under Senior Indebtedness of the Company. As a result, in any such case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture
          until   the  Senior  Indebtedness  is  paid  in  full.    See
          "-- Subordination" and "Risk Factors -- Subordination."

             Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

             The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

          MERGERS AND SALES OF ASSETS BY THE COMPANY

             The Company may not consolidate with or merge into any other Person or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, and the Company may not permit any Person to merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (a) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred or leased is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and has expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture and has provided for conversion rights in accordance with the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) the Company has provided to the Trustee an Officer's Certificate and Opinion of Counsel if required by the Indenture. (Section
          801)

          EVENTS OF DEFAULT

             The following will be Events  of Default under the  Indenture:
          (a) failure to pay principal or Redemption Price of any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in the Company's obligation to provide a Company Notice of a Change in Control; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture;
          (e) any indebtedness for money borrowed by the Company in an aggregate principal amount in excess of $15 million is not paid at final maturity or upon acceleration thereof and such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. (Section 501) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512)

             If an Event of Default (other than an Event of Default specified in clause (f) above) occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes, by notice in writing to the Company, may declare the principal of all the Notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest thereon will become immediately due and payable. If an Event of Default specified in clause (f) occurs and is continuing, the principal and any accrued interest on all of the then Outstanding Notes shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder. (Section 502)

             At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest have been cured or waived as provided in the Indenture. (Section 502)

             No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture. (Section 508)

             The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004)

          MODIFICATION AND WAIVER

             Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby,
          (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) reduce the amount payable upon redemption or mandatory repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Note, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note (including any payment of the Repurchase Price in respect of such Note), (g) modify the obligation of the Company to maintain an office or agency in New York City, (h) except as otherwise permitted by the Indenture or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of Holders to convert any of the Notes or to require the Company to repurchase any Note other than as provided in the Indenture, (i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, or
          (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Sections 902 and 513)

             The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1009) The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest. (Section 513)

          TRANSFER AND EXCHANGE

             The Company has initially appointed the Trustee as Security Registrar and transfer agent for the Notes, acting through its Corporate Trust Office in the City of New York. The Company reserves the right to vary or terminate the appointment of the Security Registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts. (Sections 305 and 1002)

          PURCHASE AND CANCELLATION

             The Company or any Subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

             All Notes  surrendered  for payment,  redemption,  repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be canceled promptly by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in the Indenture. All canceled Notes held by the Trustee shall be disposed of in accordance with the Trustee's normal procedures. (Section 309)

          TITLE

             The Company and the Trustee may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes. (Section
          308)

          NOTICES

             Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such mailing. (Section 106)

             Notice of a redemption of Notes will be given at least once not less than 20 nor more than 60 days prior to the Redemption Date (which notice shall be irrevocable) and will specify, among other things, the Redemption Date. (Section 1105)

          SATISFACTION AND DISCHARGE

             The Company may discharge its payment obligations under the Indenture while Notes remain outstanding if (a) all outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year, (b) all outstanding Notes are scheduled for redemption within one year or (c) all outstanding Notes are delivered to the Trustee for conversion in accordance with the Indenture and in the case of (a) or (b) above, the Company has deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption. (Section 401)

          REPLACEMENT OF NOTES

             Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued. (Section 306)

          GOVERNING LAW

             The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. (Section
          112)

          THE TRUSTEE

             In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee security or indemnity satisfactory to it. (Sections 601 and 603)

          BOOK-ENTRY

             The Notes will be issued in the form of a global note (the "Global Note") deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Owners of beneficial interests in the Notes represented by the Global Note will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under the Global Note or the Indenture, with respect to the Global Note, and the Company and the Trustee, and any of their respective agents, may treat DTC as the sole Holder and owner of the Global Note.

             DTC   has  advised   the  Company   as   follows:  DTC   is  a
          limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

             Unless and until they are exchanged in whole or in part for certificated Notes in definitive form as set forth below, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC.

             The Notes represented by the Global Note will not be exchangeable for certificated Notes, provided that if DTC is at any time unwilling, unable or ineligible to continue as depositary, or an Event of Default has occurred and is continuing with respect to the Global Note, the Company may issue individual Notes in definitive form in exchange for the Global Note. In the event of such an exchange, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Notes in definitive form equal in principal amount to such beneficial interest and to have such Notes registered in its name. Individual Notes so issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

             Payments of principal of and interest on the Notes will be made by the Company through the Trustee to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Note, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

             So long as the Notes are represented by a Global Note, DTC or its nominee will be the only entity that can exercise a right to repayment pursuant to the Holder's option to elect repayment of its Notes or the right of conversion of the Notes. Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment, or the right of conversion, of beneficial interests in Notes represented by the Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment, or the right of conversion, with respect to a particular Note, the beneficial owner of such Notes must instruct the broker or other participant through which it holds an interest in such Notes to notify DTC of its desire to exercise a right to repayment, or the right of conversion. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of such notice to DTC.

                             DESCRIPTION OF CAPITAL STOCK

          GENERAL

             The Company's authorized capital stock consists of 2 million shares of preferred stock, $.01 par value, of which no shares are issued and outstanding, and 20 million shares of Common Stock, $.01 par value per share, of which 11,874,790 shares are issued and outstanding as of April 1, 1997.

          COMMON STOCK

             The holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which, by express provision of the Certificate of Incorporation, the By-Laws or statute, a different vote is required. There is no cumulative voting with respect to the election of directors, which means that the holders of a majority of the shares can elect all the directors if they choose to do so, and in such event, the holders of the remaining shares would not be able to elect any directors.

             The holders of Common Stock have no preemptive rights, nor are there any redemption rights provisions with respect to Common Stock. The shares offered hereby, when issued and paid for, will be fully paid and nonassessable and not subject to further call or assessment by the Company.

             The holders of Common Stock are entitled to such dividends, if any, as may be declared by the Board of Directors in its discretion out of funds legally available for the purpose and to participate pro rata in any distribution of the Company's assets upon liquidation.

             The Company has reserved 1,424,720 shares of Common Stock for issuance under its stock option plans and has reserved 207,199 shares of Common stock for issuance under an employee stock purchase plan. See Note 8 of Notes to Consolidated Financial Statements.

          PREFERRED STOCK

             The Board of Directors has the authority by resolution to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue a series of Preferred Stock that would have the right to vote separately or with any other series of Preferred Stock on any proposed amendment to the Company's Certificate of Incorporation or any other proposed corporate action including business combinations and other transactions. However, the Board of Directors currently does not contemplate the issuance of any Preferred Stock.

          CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

             At April 1, 1997, there were 6,357,091 shares of Common Stock which were not outstanding or reserved for issuance and 2,000,000 shares of unissued and undesignated Preferred Stock. These additional shares may be utilized for a variety of proper corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions. The Company does not currently have any plan to issue additional shares of Common Stock or Preferred Stock (other than shares of Common Stock to be issued upon the exercise of outstanding options and warrants and other than shares of Common Stock reserved for issuance under the Company's stock option plans).

             One of the effects of the existence of unissued and unreserved Common Stock and undesignated Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. The Board of Directors can issue the Preferred Stock without stockholder approval, with voting and conversion rights which could adversely affect the voting rights of the common stockholders.

          TRANSFER AGENT

             The transfer agent and registrar for the Common Stock is Registrar & Transfer Company, Cranford, New Jersey.

          LISTING

             The Common Stock is quoted on The Nasdaq National Market under the symbol "PLAB."

                      CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

             The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that are United States persons and that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code" )) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. As used herein, the term "United States person" means (1) a citizen or resident of the United States, (2) an entity created or organized in or under the laws of the United States or any political subdivision thereof that is classified as a corporation or as a partnership, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. fiduciaries have the authority to control all the trust's substantial decisions. The term "United States" means the United States of America (including the States and the District of Columbia). This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The summary below does not address the tax consequences resulting upon a repurchase of the Notes by the Company in exchange for Common Stock upon a Change of Control. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

             INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

          PAYMENT OF INTEREST

             Interest on a Note generally will be includable in the income of a Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

          SALE, EXCHANGE OR REDEMPTION OF THE NOTES

             Upon the sale, exchange or redemption of a Note (excluding conversion), a Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder. Such capital gain or loss will be long-term capital gain or loss if the Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

          CONVERSION OF THE NOTES

             A Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional share of Common Stock. A Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

             Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the Holder's adjusted tax basis in the fractional share).

          CONSTRUCTIVE DISTRIBUTIONS

             If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion rate of the Notes is increased, or
          (ii), the conversion rate of the Notes is increased at the discretion of the Company, such increase in conversion rate may be deemed to be the Holders of Notes (pursuant to Section 305 of the Code). Holders of Notes could therefore be required to report taxable income as a result of an event pursuant to which they received no cash or property.

          DIVIDENDS

             Dividends  paid   on  the  Common  Stock   generally  will  be
          includable in the income of a Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits. Subject to certain limitiations, a corporate taxpayer holding Common Stock that receives dividends thereon generally will be eligible for a dividends-received deduction equal to 70 percent of the dividends received. Under legislation proposed as part of the Clinton administration's fiscal year 1998 budget proposal, the 70 percent dividends-received deduction would be reduced to 50 percent for dividends paid or accrued more than 30 days after the date of enactment of the legislation.

          SALE OF COMMON STOCK

             Upon the sale or exchange of Common Stock, a Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the Holder's holding period in Common Stock is more than one year at the time of the sale or exchange. A Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under " --Conversion of the Notes."

          INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

             In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note or Common Stock to certain noncorporate Holders, and a 31% backup withholding tax may apply to such payments if the Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest and dividends properly, or (iii) does
          not otherwise  establish his  entitlement to  an exemption.   Any
          amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

                                    LEGAL MATTERS

             The validity of the Notes offered hereby will be passed upon for the Company by Reid & Priest LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts. Ropes & Gray will rely on the opinion of Reid & Priest LLP as to matters of New York law.

                                       EXPERTS

             The consolidated financial statements as of October 31, 1995 and 1996 and for each of the three years in the period ended October 31, 1996 included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein (which reports express an unqualified opinion and include an explanatory paragraph referring to the 1994 change in accounting for investments and income taxes), and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                AVAILABLE INFORMATION

             The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Notes, reference is hereby made to such Registration Statement and to the exhibits and schedules thereto. The Company is subject to the informational requirements of the 1934 Act, and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such Registration Statement, reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information statements of the Company and other information regarding registrants that file electronically with the Commission.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents which have been filed by the Company with the Securities and Exchange Commission (the "Commission") (File Number 0-15451) pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996; all reports filed pursuant to
          Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's Annual Report on Form 10-K and the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated March 3, 1987, pursuant to Section 12 of the 1934 Act.

             All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference and to be a part hereof from the respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or supersedes, to constitute a part of this Prospectus.

             The Company will furnish, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be directed to Michael McCarthy, Manager of Investor Relations, Photronics, Inc., P.O. Box 5226, 15 Secor Road, Brookfield, Connecticut, 06804, telephone (203) 775-9000.

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                   PHOTRONICS, INC.
                                                                            PAGE
                                                                            ----

     Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . F-2

     Consolidated Balance Sheet at October 31, 1995 and 1996 and unaudited at February 2, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . F-3

     Consolidated Statement of Earnings for the years ended October 31,
        1994, 1995 and 1996 and the unaudited three months ended
        January 31, 1996 and February 2, 1997  . . . . . . . . . . . . . . . F-5

     Consolidated Statement of Shareholders' Equity for the years ended
        October 31, 1994, 1995 and 1996 and the unaudited three months ended February 2, 1997 . . . . . . . . . . . . . . . . . . . . . . . F-6

     Consolidated Statement of Cash Flows for the years ended
        October 31, 1994, 1995 and 1996 and the unaudited three
        months ended January 31, 1996 and February 2, 1997 . . . . . . . . . F-8

     Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . F-9

                             INDEPENDENT AUDITORS' REPORT





     Board of Directors and Shareholders
     Photronics, Inc.
     Jupiter, Florida


     We have audited the accompanying consolidated balance sheets of Photronics, Inc. and subsidiaries at October 31, 1995 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Photronics, Inc. and its subsidiaries as of October 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, in 1994 the Company changed its method of accounting for investments and income taxes.

     /S/ Deloitte & Touche LLP

     DELOITTE & TOUCHE LLP


     Hartford, Connecticut
     December 9, 1996

                          PHOTRONICS, INC. AND SUBSIDIARIES

                              CONSOLIDATED BALANCE SHEET
                                (DOLLARS IN THOUSANDS)




                                            OCTOBER 31,
                                       --------------------    FEBRUARY 2,
                                          1995       1996         1997
                                       ---------   --------   ------------
                                                               (UNAUDITED)

      ASSETS

      Current assets:

        Cash and cash equivalents. .   $ 35,644    $ 18,766      $  7,836

        Short-term investments . . .     16,221       7,918         5,104

        Accounts receivable (less
          allowance for doubtful
          accounts of $195 in
          1995 and $235 in 1996
          and 1997, unaudited) . . .     17,857      24,750        25,467

        Inventories  . . . . . . . .      6,357       7,992         9,102

                                          3,380       6,154         6,771
        Other current assets . . . .   --------    --------      --------

          Total current assets . . .     79,459      65,580        54,280

      Property, plant and equipment.     72,063     123,666       135,243

      Intangible assets (less
        accumulated amortization of
        $2,156 in 1995, $3,256 in
        1996 and $3,535 in 1997,
        unaudited) . . . . . . . . .     10,289       9,305         9,026

      Investments. . . . . . . . . .     12,329      13,239        10,412

                                             78         113           114
      Other assets . . . . . . . . .   --------    --------      --------

                                       $174,218    $211,903      $209,075
                                       ========    ========      ========




             See accompanying notes to consolidated financial statements.

                          PHOTRONICS, INC. AND SUBSIDIARIES

                              CONSOLIDATED BALANCE SHEET
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                      OCTOBER 31,
                                 --------------------     FEBRUARY 2,
                                   1995        1996          1997
                                 --------    --------     -----------
                                                          (UNAUDITED)

      LIABILITIES AND SHAREHOLDERS' EQUITY

      Current liabilities:

       Current portion of
        long-term debt  . . . .  $     36    $     38      $    39

       Accounts payable   . . .    17,850      34,168       29,949

       Accrued salaries and
        wages . . . . . . . . .     5,810       5,561        4,169

       Other accrued                6,110       4,200        3,629
        liabilities . . . . . .  --------    --------     --------

           Total current
             liabilities  . . .    29,806      43,967       37,786

      Long-term debt  . . . . .     1,809       1,987        2,005

      Deferred income taxes . .     8,293       7,481        6,596

                                      265       2,051        2,015
      Other liabilities . . . .  --------    --------     --------

                                   40,173      55,486       48,402
           Total liabilities  .  --------    --------     --------


      Commitments and contingencies


      Shareholders' equity:
        Preferred stock, $0.01
         par value, 2,000,000
         shares authorized,
         none issued and
         outstanding  . . . . .        --          --           --

        Common stock, $0.01 par
         value, 20,000,000
         shares authorized,
         11,758,292 shares
         issued in 1995,
         11,973,290 shares
         issued in 1996 and
         11,983,744 shares
         issued in 1997
         (unaudited)  . . . . .       118         120          120

        Additional paid-in
         capital  . . . . . . .    75,083      77,833       78,084

        Retained earnings . . .    52,970      73,973       79,298

        Unrealized gains on
         investments  . . . . .     6,471       4,678        3,230

        Treasury stock, 136,500
         shares at cost . . . .      (245)       (245)        (245)

        Cumulative foreign
         currency translation
         adjustment . . . . . .        --          58          186

        Deferred compensation        (352)         --           --
         on restricted stock  .  --------    --------     --------

              Total
                shareholders'     134,045     156,417      160,673
                equity  . . . .  --------    --------     --------

                                 $174,218    $211,903     $209,075
                                 ========    ========     ========




             See accompanying notes to consolidated financial statements.

                          PHOTRONICS, INC. AND SUBSIDIARIES

                          CONSOLIDATED STATEMENT OF EARNINGS
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                   YEAR ENDED OCTOBER 31,
                                             ---------------------------------

                                               1994       1995         1996
                                             -------    --------     --------

      Net sales . . . . . . . . . . . . . .  $80,696    $125,299     $160,071

      Costs and expenses:

           Cost of sales  . . . . . . . . .   51,204      76,683       98,267

           Selling, general and
           administrative . . . . . . . . .   10,517      17,127       21,079

                                               4,738       7,899        8,460
           Research and development . . . .  -------    --------      -------

      Operating income  . . . . . . . . . .   14,237      23,590       32,265

      Interest income . . . . . . . . . . .      568       1,627        1,601

      Interest expense  . . . . . . . . . .      (75)       (141)        (160)

      Other income, net . . . . . . . . . .      571       4,766          197
                                             -------    --------      -------

      Income before income taxes and
           cumulative effect of change in
           accounting for income taxes  . .   15,301      29,842       33,903

                                               5,202      11,210       12,900
      Provision for income taxes  . . . . .  -------    --------     --------

      Income before cumulative effect of
           change in accounting for income
           taxes  . . . . . . . . . . . . .   10,099      18,632       21,003

      Cumulative effect of change in             237          --           --
           accounting for income taxes  . .  -------    --------     --------

                                             $10,336    $ 18,632     $ 21,003
      Net income  . . . . . . . . . . . . .  =======    ========     ========

      Net income per common share:

         Income before cumulative effect of
           change in accounting for income
           taxes  . . . . . . . . . . . . .  $  1.01    $   1.66     $   1.74

         Cumulative effect of change in         0.02          --           --
           accounting for income taxes  . .  -------    --------      -------

                                             $  1.03    $   1.66     $   1.74
         Net income . . . . . . . . . . . .  =======    ========      =======

      Weighted average number of common       10,062      11,207       12,101
           shares outstanding . . . . . . .  =======    ========      =======





                                                      THREE MONTHS ENDED
                                                -----------------------------

                                                  JANUARY 31,     FEBRUARY 2,
                                                    1996             1997
                                                -----------------------------
                                                         (UNAUDITED)

      Net sales . . . . . . . . . . . . . . . .      $34,668        $40,029

      Costs and expenses:

           Cost of sales  . . . . . . . . . . .       21,252         25,347

           Selling, general and administrative         4,585          5,035

                                                       1,825          2,302
           Research and development . . . . . .      -------        -------

      Operating income  . . . . . . . . . . . .        7,006          7,345

      Interest income . . . . . . . . . . . . .          575            238

      Interest expense  . . . . . . . . . . . .          (36)           (36)

      Other income, net . . . . . . . . . . . .            6          1,078
                                                     -------        -------

      Income before income taxes and
           cumulative effect of change in
           accounting for income taxes  . . . .        7,551          8,625

                                                       2,900          3,300
      Provision for income taxes  . . . . . . .      -------        -------

      Income before cumulative effect of
           change in accounting for income taxes       4,651          5,325

      Cumulative effect of change in                      --             --
           accounting for income taxes  . . . .      -------        -------

                                                     $ 4,651        $ 5,325
      Net income  . . . . . . . . . . . . . . .      =======        =======

      Net income per common share:

         Income before cumulative effect of
           change in accounting for income taxes     $  0.39        $  0.44

         Cumulative effect of change in                   --             --
           accounting for income taxes  . . . .      -------        -------

                                                     $  0.39        $  0.44
         Net income . . . . . . . . . . . . . .      =======        =======

      Weighted average number of common               12,058         12,227
           shares outstanding . . . . . . . . .      =======        =======




             See accompanying notes to consolidated financial statements.

                          PHOTRONICS, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                    (IN THOUSANDS)

        (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED FEBRUARY 2, 1997 IS
                                      UNAUDITED)



                                                                 ADDI-
                                         COMMON STOCK            TIONAL
                                    ---------------------       PAID-IN
                                     SHARES      AMOUNT         CAPITAL
                                    --------   ----------   ---------------

         Balance at
           November 1, 1993  . . .    6,484       $ 65          $38,804

           Net income  . . . . . .       --         --               --

           Sale of common stock
            through employee
            stock option and
            purchase plans . . . .      124          1            1,478

           Restricted stock awards       52          1            1,056

           Amortization of
            restricted stock to
            compensation expense .       --         --               --

           Cumulative effect of
            change in accounting
            for investments  . . .       --         --               --
                                    -------    -------           ------

         Balance at
           October 31, 1994  . . .    6,660         67           41,338

           Net income  . . . . . .       --         --               --

           Sale of common stock
            in connection with
            public offering  . . .    1,500         15           29,336

           Issuance of common
            stock related to
            acquisition  . . . . .       98          1            2,399

           Sale of common stock
            through warrants and
            employee stock option
            and purchase plans . .      170          2            2,043

           Amortization of
            restricted stock to
            compensation expense .       --         --               --

           Change in unrealized
            gains on investments .       --         --               --

           Three-for-two stock
            split  . . . . . . . .    3,330         33              (33)
                                    -------    -------           ------

         Balance at
           October 31, 1995  . . .   11,758        118           75,083

           Net income  . . . . . .       --         --               --

           Sale of common stock
            through employee
            stock option and
            purchase plans . . . .      215          2            2,750

           Foreign currency
            translation
            adjustment . . . . . .       --         --               --

           Amortization of
            restricted stock to
            compensation expense .       --         --               --

           Change in unrealized
            gains on investments .       --         --               --
                                    -------    -------           ------

         Balance at
           October 31, 1996  . . .   11,973        120           77,833



                                                  UNREAL-
                                                   IZED
                                                   GAINS
                                                    ON
                                   RETAINED       INVEST-         TREASURY
                                   EARNINGS        MENTS           STOCK
                                   --------       -------         --------
     Balance at
       November 1, 1993  . . .      $24,002       $   --           $(245)

       Net income  . . . . . .       10,336           --              --

      Sale of common stock
        through employee
        stock option and
        purchase plans . . . .           --           --              --

      Restricted stock awards            --           --              --

      Amortization of
        restricted stock to
        compensation expense .           --           --              --

      Cumulative effect of
        change in accounting
        for investments  . . .           --        5,608              --
                                    -------     --------         -------

     Balance at
       October 31, 1994  . . .       34,338        5,608            (245)

      Net income . . . . . . .       18,632           --              --

      Sale of common stock
        in connection with
        public offering  . . .           --           --              --

      Issuance of common
        stock related to
        acquisition  . . . . .           --           --              --

      Sale of common stock
        through warrants and
        employee stock option
        and purchase plans . .           --           --              --

      Amortization of
        restricted stock to
        compensation expense .           --           --              --

      Change in unrealized
        gains on investments .           --          863              --

      Three-for-two stock
        split  . . . . . . . .           --           --              --
                                    -------     --------         -------

     Balance at
       October 31, 1995  . . .       52,970        6,471            (245)

      Net income . . . . . . .       21,003           --              --

      Sale of common stock
        through employee
        stock option and
        purchase plans . . . .           --           --              --

      Foreign currency
        translation
        adjustment . . . . . .           --           --              --

      Amortization of
        restricted stock to
        compensation expense .           --           --              --

      Change in unrealized
        gains on investments .           --       (1,793)             --
                                    -------     --------         -------

     Balance at
       October 31, 1996  . . .       73,973        4,678            (245)



                                   CUMULA-
                                    TIVE
                                   FOREIGN
                                   CURRENCY      DEFERRED
                                    TRANS-       COMPENSA-
                                    LATION       TION ON            TOTAL
                                    ADJUST-     RESTRICTED      SHAREHOLDERS'
                                     MENT         STOCK            EQUITY
                                   --------     ----------      -------------
     Balance at
       November 1, 1993  . . . .     $ --        $    --          $ 62,626

       Net income  . . . . . . .       --             --            10,336

       Sale of common stock
        through employee
        stock option and
        purchase plans . . . . .       --             --             1,479

       Restricted stock awards         --         (1,057)               --

       Amortization of
        restricted stock to
        compensation expense .         --            353               353

       Cumulative effect of
        change in accounting
        for investments  . . .         --             --             5,608
                                  -------        -------          --------

     Balance at
       October 31, 1994  . . .         --           (704)           80,402

       Net income . . . . . . .        --             --            18,632

       Sale of common stock
        in connection with
        public offering  . . .         --             --            29,351

       Issuance of common
        stock related to
        acquisition  . . . . .         --             --             2,400

       Sale of common stock
        through warrants and
        employee stock option
        and purchase plans . .         --             --             2,045
       Amortization of
        restricted stock to
        compensation expense .         --            352               352

       Change in unrealized
        gains on investments .         --             --               863

       Three-for-two stock
        split  . . . . . . . .         --             --                --
                                 --------        -------          --------

     Balance at
       October 31, 1995  . . .         --           (352)          134,045

       Net income . . . . . . .        --             --            21,003

       Sale of common stock
        through employee
        stock option and
        purchase plans . . . .         --             --             2,752

       Foreign currency
        translation
        adjustment . . . . . .         58             --                58

       Amortization of
        restricted stock to
        compensation expense .         --            352               352

       Change in unrealized
        gains on investments .         --             --            (1,793)
                                 --------        -------          --------

     Balance at
       October 31, 1996  . . .         58             --           156,417


           See accompanying notes to consolidated financial statements.

                          PHOTRONICS, INC. AND SUBSIDIARIES

                                    (IN THOUSANDS)

        (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED FEBRUARY 2, 1997 IS
                                      UNAUDITED)



                                                       ADDI-
                                  COMMON STOCK        TIONAL
                               ------------------     PAID-IN
                                SHARES    AMOUNT      CAPITAL
                               --------  --------    ---------

       Net income  . . . . .       --        --           --

       Sale of common stock
        through employee
        stock option and
        purchase plans . . .       11        --          251

       Foreign currency
        translation
        adjustment . . . . .       --        --           --

       Change in unrealized
        gains on investments       --        --           --
                               ------     -----      -------

     Balance at
       February 2, 1997        11,984      $120      $78,084
       (unaudited) . . . . .   ======     =====      =======


                                            UNREAL-
                                             IZED
                                            GAINS
                                              ON
                              RETAINED      INVEST-      TREASURY
                              EARNINGS       MENTS        STOCK
                              --------     ---------     --------

       Net income  . . . . .    5,325           --           --

       Sale of common stock
        through employee
        stock option and
        purchase plans . . .       --           --           --

       Foreign currency
        translation
        adjustment . . . . .       --           --           --

       Change in unrealized
        gains on investments       --       (1,448)          --
                              -------       ------        -----

     Balance at
       February 2, 1997
       (unaudited) . . . . .  $79,298       $3,230        $(245)
                              =======       ======        =====



                               CUMULA-
                                TIVE
                               FOREIGN
                               CURRENCY    DEFERRED
                                TRANS-    COMPENSA-
                                LATION     TION ON         TOTAL
                               ADJUST-    RESTRICTED    SHAREHOLDERS'
                                MENT        STOCK          EQUITY
                              ---------   ----------    ------------

       Net income  . . . . .       --          --            5,325

       Sale of common stock
        through employee
        stock option and
        purchase plans . . .       --          --              251

       Foreign currency
        translation
        adjustment . . . . .      128          --              128

       Change in unrealized
        gains on investments       --          --           (1,448)
                                 ----     -------         --------

     Balance at
       February 2, 1997
       (unaudited) . . . . .     $186     $    --         $160,673
                                 ====     =======         ========



             See accompanying notes to consolidated financial statements.

                           PHOTRONICS, INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENT OF CASH FLOWS

                                (DOLLARS IN THOUSANDS)

                                                          YEAR ENDED
                                                          OCTOBER 31,
                                               ------------------------------
                                                 1994        1995       1996
                                                 ----        ----       ----

      Cash flows from operating activities:

      Net income.............................. $10,336     $18,632    $21,003

      Adjustments to reconcile net income to
           net cash provided by operating
           activities:

           Depreciation and amortization of
              property, plant and equipment...   7,953       8,747     12,120

           Amortization of intangible assets..     694       1,039      1,100

           Gain on disposition of investments.    (831)     (5,110)        --

           Deferred income taxes..............     847        (842)     1,000

           Cumulative effect of change in
              accounting for income taxes.....    (237)         --         --

           Research and development expense
              from acquisition................      --       1,484         --

           Other..............................     403         377        626

           Changes in assets and liabilities,
              net of  effects of acquisitions:

              Accounts receivable.............    (372)     (7,639)    (6,893)

              Inventories.....................     437      (2,922)    (1,228)

              Other current assets............    (533)        199     (3,260)

              Accounts payable and               2,305      19,587     14,159
                 accrued liabilities.......... -------     -------    -------


      Net cash provided by operating            21,002      33,552     38,627
           activities......................... -------     -------    -------

      Cash flows from investing activities:

           Acquisitions of and investment in
              photomask operations............      --     (10,536)   (12,397)

           Deposits on and purchases of
              property, plant and equipment...  (6,187)    (35,547)   (55,762)

           Net change in short-term
              investments.....................     961     (13,686)     8,303

           Proceeds from sale of investments..     615       5,750         --

                                                  (269)         90      1,635
           Other.............................. -------     -------    -------

                                                (4,880)    (53,929)   (58,221)
      Net cash used in investing activities... -------     -------    -------

      Cash flows from financing activities:

           Repayment of long-term debt........    (735)       (467)       (36)

           Proceeds from issuance of common      1,479      31,396      2,752
              stock........................... -------     -------    -------

      Net cash provided by financing               744      30,929      2,716
           activities......................... -------     -------    -------

      Net increase (decrease) in cash and
           cash equivalents...................  16,866      10,552    (16,878)

      Cash and cash equivalents at beginning     8,226      25,092     35,644
           of period.......................... -------     -------    -------

      Cash and cash equivalents at end of      $25,092     $35,644    $18,766
           period............................. =======     =======    =======



                                                      THREE MONTHS ENDED
                                                  ---------------------------
                                                   JANUARY 31,   FEBRUARY 2,
                                                      1996          1997
                                                   ----------    -----------
                                                          (UNAUDITED)

      Cash flows from operating activities:

      Net income.................................     $4,651       $5,325

      Adjustments to reconcile net income to net cash provided by operating activities:

           Depreciation and amortization of
              property, plant and equipment......      2,569        4,243

           Amortization of intangible assets.....        266          247

           Gain on disposition of investments....         --       (1,060)

           Deferred income taxes.................         94          185

           Cumulative effect of change in
              accounting for income taxes........         --           --

           Research and development expense from
              acquisition........................         --           --

           Other.................................         39           27

           Changes in assets and liabilities, net
              of effects of acquisitions:

              Accounts receivable................        291         (717)

              Inventories........................         34       (1,110)

              Other current assets...............       (318)        (617)

              Accounts payable and accrued            (1,702)      (6,218)
                 liabilities.....................    -------      -------

                                                       5,924          305
      Net cash provided by operating activities..    -------      -------

      Cash flows from investing activities:

           Acquisitions of and investment in
              photomask operations...............     (4,900)          --

           Deposits on and purchases of property,
              plant and equipment................     (9,629)     (15,730)

           Net change in short-term investments..     11,026        2,814

           Proceeds from sale of investments.....         --        1,369

                                                           4           70
           Other.................................    -------      -------

                                                      (3,499)     (11,477)
      Net cash used in investing activities......    -------      -------

      Cash flows from financing activities:

           Repayment of long-term debt...........         (9)          (9)

                                                         786          251
           Proceeds from issuance of common stock    -------      -------

                                                         777          242
      Net cash provided by financing activities..    -------      -------

      Net increase (decrease) in cash and
           cash equivalents......................      3,202      (10,930)

      Cash and cash equivalents at                    35,644       18,766
           beginning of period...................    -------      -------

                                                     $38,846       $7,836
      Cash and cash equivalents at end of period.    =======       ======


             See accompanying notes to consolidated financial statements.

                          PHOTRONICS, INC. AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
                 JANUARY 31, 1996 AND FEBRUARY 2, 1997 IS UNAUDITED)

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Photronics, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts in the consolidated financial statements for periods prior to October 31, 1996 have been reclassified to conform to the current presentation. The Company has adopted a fiscal year ending on the Sunday closest to October 31, beginning with the current fiscal year.

     FOREIGN CURRENCY TRANSLATION

     The Company s subsidiaries in Europe and Singapore maintain their accounts in their respective local currencies. Assets and liabilities of such subsidiaries are translated to U.S. dollars at period-end exchange rates. Income and expenses are translated at average rates of exchange prevailing during the period. Foreign currency translation adjustments are accumulated in a separate component of shareholders equity. The effects of changes in exchange rates on foreign currency transactions are included in income.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less. The carrying values approximate fair value based on the short maturity of the instruments.

     INVESTMENTS

     The Company's debt and equity investments available for sale are carried at fair value. Prior to 1994, such investments were carried at cost. Short-term investments include a diversified portfolio of high quality marketable securities which will be liquidated as needed to meet the Company's current cash requirements. All other investments are classified as non-current assets. Unrealized gains and losses, net of tax, are reported as a separate component of shareholders' equity. Gains and losses are included in income when realized, determined based on the disposition of specifically identified investments.

     INVENTORIES

     Inventories, principally raw materials, are stated at the lower of cost, determined under the first-in, first-out method, or market.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost less accumulated depreciation. Repairs and maintenance as well as renewals and replacements of a routine nature are charged to operations as incurred, while those which improve or extend the lives of existing assets are capitalized. Upon sale or other disposition, the cost of the asset and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is reflected in income.

     For financial reporting purposes, depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets. Buildings and improvements are depreciated over 15 to 40 years, machinery and equipment over 3 to 10 years and furniture, fixtures and office equipment over 3 to 5 years. Leasehold improvements are amortized over the life of the lease or the estimated useful life of the improvement, whichever is less. For income tax purposes, depreciation is

                          PHOTRONICS, INC. AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     computed using various accelerated methods and, in some cases, different useful lives than those used for financial reporting.

     INTANGIBLE ASSETS

     Intangible assets include goodwill which represents the excess of cost over fair value of assets acquired and is being amortized on a straight-line basis over fifteen to twenty years. Costs allocated to sales, non-compete and technology agreements arising from business acquisitions and other intangible assets are being amortized on a straight-line basis over the respective agreement periods ranging from three to ten years. The future economic benefit of the carrying value of intangible assets is reviewed periodically and any diminution in useful life or impairment in value based on future anticipated cash flows would be recorded in the period so determined.

     INCOME TAXES

     The provision for income taxes is computed on the basis of consolidated financial statement income. Deferred income taxes reflect the tax effects of differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," effective November 1, 1993. The cumulative effect of adopting SFAS 109 was an increase in income of $237, or $0.02 per share, for fiscal 1994.

     NET INCOME PER COMMON SHARE

     Net income per common and common equivalent share is calculated using the weighted average number of common and common equivalent shares outstanding during each year. When dilutive, stock options and stock purchase warrants are included as common equivalent shares using the treasury stock method.

     STOCK OPTIONS

     The Company records stock option awards in accordance with the provisions of Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ( SFAS 123 ),
      Accounting for Stock-Based Compensation, which the Company will be required to adopt in fiscal 1997. Under SFAS 123, companies can elect, but are not required, to recognize compensation expense for all stock-based awards, using a fair value methodology. The Company does not believe that adoption of SFAS 123 will have a material effect on its financial statements.


     NOTE 2 - INVESTMENTS

     Short-term investments consist principally of municipal bonds, commercial paper, and money market and bond funds. The estimated fair value of short-term investments, based upon current yields of like securities, approximates cost, resulting in no significant unrealized gains or losses. Short-term investments at October 31, 1996, mature by their terms, as follows:

          Due within one year . . . . . . . . . . . . . . .    $4,113
          Due after one year, but within three years. . . .     3,276
          Due after three years . . . . . . . . . . . . . .       529
                                                               ------
                                                               $7,918
                                                               ======

     Other investments consist of available-for-sale equity securities of publicly traded technology companies and a minority interest in a photomask manufacturer in Korea. The fair values of available-for-sale investments

                          PHOTRONICS, INC. AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     are based upon quoted market prices. The Company is a supplier to one of the investee companies. The estimated fair value of the non-available-for-sale investment is based upon the financial condition and the operating results and projections of the investee and is considered to approximate cost. Unrealized gains on investments were determined as follows:



                                              OCTOBER 31,         FEBRUARY 2,
                                         -------------------         1997
                                           1995       1996        ----------
                                          -------    -------      (UNAUDITED)

                  Fair value  . . . .     $12,329    $13,239       $10,412

                  Cost  . . . . . . .       1,075      5,104         4,794
                                          -------    -------       -------

                                           11,254      8,135         5,618

                  Less deferred
                    income taxes  . .       4,783      3,457         2,388
                                          -------    -------       -------
                  Net unrealized
                  gains . . . . . . .     $ 6,471    $ 4,678       $ 3,230
                                          =======    =======       =======


     NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:


                                              OCTOBER 31,
                                           ------------------     FEBRUARY 2,
                                             1995      1996          1997
                                           --------  --------     -----------
                                                                  (UNAUDITED)

      Land  . . . . . . . . . . . . .      $  2,200  $  2,735        2,735

      Buildings and improvements  . .        13,305    20,665       20,665

      Machinery and equipment . . . .        89,269   141,430      156,124

      Leasehold improvements  . . . .         7,213     9,703       10,450

      Furniture, fixtures and office            993     1,873        1,906
      equipment . . . . . . . . . . .       -------   -------      -------

                                            112,980   176,406      191,880

      Less accumulated depreciation          40,917    52,740       56,637
      and amortization  . . . . . . .       -------   -------      -------

      Property, plant and equipment .      $ 72,063  $123,666     $135,243
                                           ========  ========     ========

                          PHOTRONICS, INC. AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     NOTE 4 - LONG-TERM DEBT

     Long-term debt consists of the following:


                                               OCTOBER 31,
                                             ----------------      FEBRUARY 2,
                                              1995      1996          1997
                                             ------    ------      -----------
      Acquisition indebtedness payable                             (UNAUDITED)
         December 1, 1998, net of
         interest of $450 at October 31,
         1995, $234 at October 31, 1996,
         and $206 at February 2, 1997
         (unaudited) imputed at 7.45% per
         annum . . . . . . . . . . . . . .    $1,350    $1,566       $1,594

      Industrial development mortgage
         note, secured by building, with
         interest at 6.58% per annum,
         payable through November 2005  . .      495       459          450
                                               -----    ------       ------
                                               1,845     2,025        2,044
      Less current portion  . . . . . . . .       36        38           39
                                              ------    ------       ------
      Long-term debt  . . . . . . . . . . .   $1,809    $1,987       $2,005
                                              ======    ======       ======


     Long-term debt as of October 31, 1996 matures as follows: 1998-$41; 1999- $1,610; 2000-$46; 2001-$50; years after 2001-$240. The fair value of long-
     term debt not yet substantively extinguished is estimated based on the current rates offered to the Company and is not significantly different from carrying value.

     In March 1995, the Company entered into an unsecured revolving credit facility that provides for borrowings of up to $10 million per year in each of the following three years, subject to a carryover in the second and third year of up to the lesser of $3 million and the amount of borrowing capacity not used in the prior years. The Company is charged a commitment fee on the average unused amount of the available credit and is subject to compliance with and maintenance of certain financial covenants and ratios. At February 2, 1997, the Company had not borrowed any amounts under this agreement; however, the Company borrowed $15.0 million subsequent to February 2, 1997.

     Cash paid for interest was $75, $38 and $48 in 1994, 1995 and 1996, respectively, and $8 and $7 for the three months ended January 31, 1996 and February 2, 1997, respectively.


     NOTE 5 - SHAREHOLDERS' EQUITY

     In January 1995, the Company's Board of Directors authorized a three-for-two stock split effected in the form of a stock dividend payable to shareholders of record as of March 20, 1995. The stock split resulted in the issuance of 3.3 million additional shares of common stock. All applicable share and per share amounts included in the financial statements reflect the stock split. On March 16, 1995, the shareholders approved an amendment to the Company's Certificate of Incorporation increasing the number of common shares, $0.01 par value, which the Company is authorized to issue from 10 million to 20 million shares.

                          PHOTRONICS, INC. AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     In connection with a public offering, in April and May 1995, the Company issued 1,500,000 new shares of common stock at a price of $21.00 per share ($19.85 per share after underwriting discounts), 40,000 shares of common stock due to the exercise of stock options at prices ranging from $1.83 to $3.17 per share and 7,500 additional shares of common stock resulting from the exercise of a warrant at $5.24 per share. The proceeds, net of costs of the issue, amounted to $29.6 million.

     In June 1995, the Company issued 98,559 shares of common stock in connection with the acquisition of Microphase Laboratories, Inc. (see Note
     6).


     NOTE 6 - ACQUISITIONS

     EUROPEAN PHOTOMASK OPERATIONS

     In January 1996, the Company acquired the photomask manufacturing operations and assets of Plessey Semiconductors Limited ("Plessey") located in Oldham, United Kingdom, for $4.9 million in cash. In connection with the transaction, the Company leased the facilities from Plessey previously utilized by them for the manufacture of photomasks. The acquisition was accounted for as a purchase and, accordingly, the acquisition price was allocated to property and equipment based on relative fair value.

     In April 1996, the Company, through its majority-owned subsidiary, acquired the photomask manufacturing operations and assets of the Litomask Division ("Litomask") of Centre Suisse d'Electronique et de Microtechnique S.A. ("CSEM") located in Neuchatel, Switzerland for $3.4 million in cash. CSEM holds the remaining interest in this subsidiary and the Company has an option to acquire CSEM s interest within a two-year period. In connection with the transaction, the Company leased the facilities and retained certain services from CSEM previously utilized by Litomask. The acquisition was accounted for as a purchase and, accordingly, the acquisition price was allocated to property and equipment based on relative fair value.

     The consolidated statement of earnings includes the results of European photomask operations beginning on the effective date of the respective acquisition. Such results were not material to the Company.

     HOYA MICRO MASK, INC.

     In December 1994, the Company acquired certain assets held by Hoya Micro Mask, Inc. ("Micro Mask"), an independent photomask manufacturer with manufacturing operations located in Sunnyvale, California. The transaction included the purchase of the land, buildings, inventory and certain assets other than cash and receivables. In addition, significant manufacturing systems owned by Micro Mask were leased by the Company from Micro Mask. The acquisition was financed through the payment of approximately $10.2 million in cash and the obligation to pay $1.8 million, without interest, four years after the closing. The operating lease of the significant manufacturing systems has a term ranging from 44 to 62 months and includes the right to purchase the systems at fair market value at the end of the lease. The acquisition was accounted for as a purchase and, accordingly, the acquisition price was allocated to property, plant and equipment as well as certain intangible assets based on relative fair value. The excess of purchase price over the fair value of assets acquired is being amortized over 20 years. The consolidated statement of earnings includes the results of Micro Mask's operations from December 1, 1994, the effective date of the acquisition. The consolidated results of the Company's operations on a proforma basis (unaudited) for the year ended October 31, 1994, as though the purchase had been made as of the beginning of the year, would have reflected sales of approximately $106 million and net income of approximately $11 million, or $1.10 per common share. The proforma results of operations are not necessarily indicative of the actual operating results that would have occurred had the transactions been consummated at the beginning of the year, or of the future combined operating results.

                          PHOTRONICS, INC. AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


    MICROPHASE LABORATORIES, INC.

     In June 1995, the Company acquired the manufacturing operations and assets, exclusive of cash and accounts receivable, of Microphase Laboratories, Inc. ("Microphase"), an independent photomask manufacturer located in Colorado Springs, Colorado, in exchange for 98,559 shares of common stock of the Company valued at $2.4 million. The acquisition was accounted for as a purchase. Of the total purchase price, $1.5 million was allocated to Microphase's research and development projects and, accordingly, was charged to research and development expenses. The consolidated statement of earnings includes the results of the Microphase operations beginning June 20, 1995, the effective date of the acquisition. Such results were not material to the Company.


     NOTE 7 - INCOME TAXES

     The provision for income taxes consists of the following:


                                              YEAR ENDED OCTOBER 31,
                                            ---------------------------
                                             1994       1995      1996
                                            ------    -------    ------
      Current:
           Federal  . . . . . . . . . . . . $3,722    $10,234    $9,905
           State  . . . . . . . . . . . . .    633      1,818     1,908
           Foreign  . . . . . . . . . . . .     --         --        87
                                            ------    -------   -------
                                             4,355     12,052    11,900
                                            ------    -------   -------
      Deferred:
           Federal  . . . . . . . . . . . .    832       (617)      918
           State  . . . . . . . . . . . . .     15       (225)       82
                                            ------    -------   -------
                                               847       (842)    1,000
                                            ------    -------   -------
                                            $5,202    $11,210   $12,900
                                            ======    =======   =======

     The provision for income taxes differs from the amount computed by applying the statutory U.S. Federal income tax rate to income before taxes as a result of the following:

                                                    YEAR ENDED OCTOBER 31,
                                                 ----------------------------
                                                  1994      1995       1996
                                                 ------    -------    -------

      U.S. Federal income tax at statutory
         rate  . . . . . . . . . . . . . . . .   $5,255    $10,445    $11,866
      State income taxes, net of Federal
         benefit . . . . . . . . . . . . . . .      428      1,035      1,294
      Tax benefits of tax exempt income  . . .     (168)      (389)      (302)
      Foreign tax rate differential  . . . . .       --         --       (291)
      Other, net . . . . . . . . . . . . . . .     (313)       119        333
                                                 ------    -------    -------
                                                 $5,202    $11,210    $12,900
                                                 ======    =======    =======

     The Company's net deferred tax liability consists of the following:

                          PHOTRONICS, INC. AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                     OCTOBER 31,
                                                 -------------------
                                                   1995        1996
                                                   ----        ----
     Deferred income tax liabilities:
          Property, plant and equipment  . . .    $3,761      $3,876
          Investments  . . . . . . . . . . . .     4,783       3,457
          Other  . . . . . . . . . . . . . . .        31         454
                                                  ------      ------
              Total deferred tax liability . .     8,575       7,787
                                                  ------      ------

     Deferred income tax assets:
          Reserves not currently deductible  .     1,528       1,226
          Other  . . . . . . . . . . . . . . .       643         483
                                                  ------      ------
             Total deferred tax asset  . . . .     2,171       1,709
                                                  ------      ------
          Net deferred tax liability . . . . .    $6,404      $6,078
                                                  ======      ======

     Cash paid for income taxes was $3.7 million, $11.6 million and $13.0 million in 1994, 1995 and 1996, respectively, and $0.7 million and $0.2 million for the three months ended January 31, 1996 and February 2, 1997, respectively.


     NOTE 8 - EMPLOYEE STOCK OPTION AND PURCHASE PLANS

     In March 1996, the shareholders approved the adoption of the 1996 Stock Option Plan which includes provisions allowing for the award of qualified and non-qualified stock options and the granting of restricted stock awards. A total of 600,000 shares of common stock may be issued pursuant to options or restricted stock awards granted under the Plan. Restricted stock awards do not require the payment of any cash consideration by the recipient, but shares subject to an award may be forfeited unless conditions specified in the grant are satisfied.

     The Company has adopted a series of other stock option plans under which incentive and non-qualified stock options and restricted stock awards for a total of 1,800,000 shares of the Company's common stock may be granted to employees and directors. All plans provide that the exercise price may not be less than the fair market value of the common stock at the date the options are granted and limit the maximum term of options granted to a range of from five to ten years.

     The following table summarizes stock option activity under the plans:

                                           STOCK OPTIONS      EXERCISE PRICES
                                           -------------      ---------------


      Balance at November 1, 1993 . . .        964,242          $1.83-$8.67

           Granted  . . . . . . . . . .        249,150          10.17-14.83
           Exercised  . . . . . . . . .       (166,017)          1.83- 8.67
           Canceled . . . . . . . . . .       (124,613)          6.17-13.42
                                              --------

      Balance at October 31, 1994 . . .        922,762           1.83-14.83

           Granted  . . . . . . . . . .        241,640          18.67-27.38
           Exercised  . . . . . . . . .       (145,273)          1.83-13.42
           Canceled . . . . . . . . . .        (39,189)          6.17-24.00
                                              --------

      Balance at October 31, 1995 . . .        979,940           1.83-27.38

                          PHOTRONICS, INC. AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



           Granted  . . . . . . . . . .        482,050          21.50-25.00
           Exercised  . . . . . . . . .       (184,431)          1.83-27.38
           Canceled . . . . . . . . . .        (85,796)          6.17-27.38
                                              --------

      Balance at October 31, 1996 . . .      1,191,763         $ 3.17-27.38


     At October 31, 1996, 270,657 shares were available for grant and 471,296 shares were exercisable.

     In 1994, restricted stock awards representing a total of 78,750 shares were awarded to certain key employees. The market value of the grant amounted to $1.1 million at the date of grant and was charged to "Deferred Compensation on Restricted Stock", a component of shareholders' equity. Such amount was amortized as compensation expense over the three-year period during which the shares under these awards were subject to forfeiture.

     In 1992, the shareholders approved the Company's adoption of an Employee Stock Purchase Plan (the "Purchase Plan"), under which 300,000 shares of common stock are reserved for issuance. The Purchase Plan enables eligible employees to subscribe, through payroll deductions, to purchase shares of the Company's common stock at a purchase price equal to 85% of the lower of the fair market value on the commencement date of the offering and the last day of the payroll payment period. At October 31, 1996, 92,801 shares had been issued and 32,968 shares were subject to outstanding subscriptions under the Purchase Plan.


     NOTE 9 - EMPLOYEE BENEFIT PLANS

     The Company maintains a 401(k) Savings and Profit-Sharing Plan (the "Plan") which covers all domestic employees who have completed six months of service and are eighteen years of age or older. Under the terms of the Plan, an employee may contribute up to 15% of their compensation which will be matched by the Company at 50% of the employee's contributions which are not in excess of 4% of the employee's compensation. Employee and employer contributions vest fully upon contribution. Employer contributions amounted to $0.3 million in 1994 and $0.5 million in 1995 and 1996.

     The Company maintains a cafeteria plan to provide eligible domestic employees with the option to receive non-taxable medical, dental, disability and life insurance benefits. The cafeteria plan is offered to all active full-time employees and their qualifying dependents. The Company's contribution amounted to $1.2 million in 1994, $1.4 million in 1995 and $1.8 million in 1996.

     The Company's foreign subsidiaries maintain benefit plans for their employees which vary by country. The obligations and cost of these plans are not significant to the Company.


     NOTE 10 - LEASES

     The Company leases various real estate and equipment under non-cancelable operating leases. Rental expense under such leases amounted to $2.0 million in 1994, $4.9 million in 1995 and $5.6 million in 1996. Included in such amounts were $0.1 million in each year to affiliated entities, which are owned, in part, by a significant shareholder of the Company.

     Future minimum lease payments under non-cancelable operating leases with initial or remaining terms in excess of one year amounted to $11.4 million at October 31, 1996, as follows:

                          PHOTRONICS, INC. AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


          1997  . . . . . . .  $3,979         2000  . . . . . . .  $980
          1998  . . . . . . .   3,611         2001  . . . . . . .   350
          1999  . . . . . . .   2,167         Thereafter  . . . .   312

     Included in such future lease payments are amounts to affiliated entities of $0.1 million in each year from 1997 to 2000, and $0.3 million in years thereafter.


     NOTE 11 - COMMITMENTS AND CONTINGENCIES

     The Company and a significant shareholder have jointly guaranteed a loan totaling approximately $0.5 million as of October 31, 1996, on certain real estate which is being leased by the Company. The Company is subject to certain financial covenants in connection with the guarantee.

     As of October 31, 1996 and February 2, 1997, the Company had capital expenditure purchase commitments outstanding of approximately $54 million and $62 million, respectively.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions, including collectibility of accounts receivable, and depreciable lives and recoverability of property, plant, equipment and intangible assets. Actual results may differ from such estimates.

     Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables and temporary cash investments. The Company sells its products primarily to manufacturers in the semiconductor and computer industries in North America, Europe and Asia. The Company believes that the concentration of credit risk in its trade receivables is substantially mitigated by the Company's ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Historically, the Company has not incurred any significant credit related losses.

                          PHOTRONICS, INC. AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     NOTE 12 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth certain unaudited quarterly financial data:


                                      FIRST          SECOND            THIRD
                                     -------         -------        ----------
      1995:
        Net sales . . . . . . .      $26,176         $30,037        $32,854
        Gross profit  . . . . .        9,759          11,615         12,839
        Net income  . . . . . .      $ 3,267         $ 3,820        $ 6,460(b)
        Net income
           per share(a) . . . .      $  0.32         $  0.36        $  0.54(b)

      1996:
        Net sales . . . . . . .      $34,668         $40,514        $42,677
        Gross  profit . . . . .       13,416          15,703         16,428
        Net income  . . . . . .      $ 4,651         $ 5,267        $ 5,513
        Net income
           per share (a)  . . .      $  0.39         $  0.44        $  0.46



                                               FOURTH            YEAR
                                               -------         --------
      1995:
        Net sales . . . . . . . . . .          $36,232         $125,299
        Gross profit  . . . . . . . .           14,403           48,616
        Net income  . . . . . . . . .          $ 5,085         $ 18,632
        Net income
           per share(a) . . . . . . .          $  0.42         $   1.66

      1996:
        Net sales . . . . . . . . . .          $42,212         $160,071
        Gross  profit . . . . . . . .           16,257           61,804
        Net income  . . . . . . . . .          $ 5,572         $ 21,003
        Net income
           per share (a)  . . . . . .          $  0.46         $   1.74


     --------------------

     (a) Quarterly per share data may not equal the annual amounts due to changes in weighted average shares and share equivalents outstanding.
     (b) Includes a net gain from the sale of equity investments of $2.9 million, or $0.24 per share, after tax, and a non-recurring charge related to the acquisition of Microphase Laboratories, Inc. of $0.9 million, or $0.08 per share, after tax.

                          PHOTRONICS, INC. AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



     NOTE 13 - SEGMENT INFORMATION

     The Company operates in a single industry segment as a manufacturer of photomasks, which are high precision quartz plates containing microscopic images of electronic circuits for use in the fabrication of semiconductors. In addition to its manufacturing facilities in the United States, the Company has operations in the United Kingdom, Switzerland and Singapore. Prior to 1996, the Company had no operations outside of the United States. The Company's net sales and operating profit for the year ended October 31, 1996 and identifiable assets at October 31, 1996, by geographic area were as follows:

                                                OPERATING
                                                 INCOME       IDENTIFIABLE
                                 NET SALES       (LOSS)          ASSETS
                                 ---------      ---------     ------------

      United States . . . . . .  $153,227        $32,660        $181,255
      Europe and Asia . . . . .     6,844           (395)         30,648
                                 --------        -------        --------
                                 $160,071        $32,265        $211,903
                                 ========        =======        ========

     Approximately 14% of net domestic sales in 1996 were for delivery outside of the United States (11% in 1995 and 13% in 1994).

     The Company's largest single customer represented approximately 36% of total net sales in 1994, 32% in 1995, 26% in 1996 and 23% in the three months ended February 2, 1997.

                                     UNDERWRITING

             Subject  to  the  terms   and  conditions  set   forth  in  the
          Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the entire principal amounts of the Notes set forth opposite its name below:

                                                            Principal
                                                              Amount
             Underwriter                                     of Notes
             -----------                                     --------
           Goldman, Sachs & Co.  . . . . . . . . . . . .      $   .
           Robertson, Stephens & Company LLC . . . . . .      $   .
           Smith Barney Inc. . . . . . . . . . . . . . .      $   .
                                                            ---------
                Total  . . . . . . . . . . . . . . . . .   $75,000,000
                                                            ==========

             Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

             The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of . % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed . % of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

             The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of $11,250,000 additional principal amount of Notes
          solely to  cover over-allotments,  if any.   If the  Underwriters
          exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the principal amount of the Notes to be purchased by each of them, as shown in the foregoing table, bears to the aggregate principal amount of the Notes offered hereby.

             The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

             The Company has also agreed that it will not offer to sell, contract to sell or otherwise dispose of any Common Stock (other than upon conversion of the Notes), any securities substantially similar to the Notes or the Common Stock or any security exchangeable or exercisable for or convertible into Common Stock
          or   substantially  similar  securities  (any  such  security,  a
          "Covered Security"), without the prior consent of Goldman, Sachs & Co., for a period of 90 days after the date of this Prospectus, except pursuant to the Company's stock option or purchase plans existing as of the date of this Prospectus or other options
          granted by  the  Company to  employees.   Certain  directors  and
          executive officers of the Company have also agreed, subject to certain exceptions, that they will not offer to sell, sell or otherwise dispose of shares of Common Stock beneficially owned by them without the prior written consent of Goldman, Sachs & Co. until the earlier of the 90th day after the date of this Prospectus.

             The Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes, including
          (i) syndicate covering transactions, which consist of the placing of any bid or the effecting of any purchase on behalf of the Underwriters to reduce a short position created in connection
          with  the   Offering;  (ii)   penalty  bids,  which   permit  the

          Representative to reclaim a selling concession otherwise accruing from an Underwriter in connection with the Offering when securities originally sold by an Underwriter are purchased in syndicate covering transactions; and (iii) short sales, by which the Underwriters sell securities which they do not own at the time that the sale transaction becomes a binding obligation and
          (iv) "passive" market making (see below). These activities may stabilize, maintain or otherwise affect the market price of the Notes and Common Stock which may be higher than the price that might otherwise prevail in the open market.

             As permitted by Rule 103 under the Securities Exchange Act of 1934, as amended, Underwriters or prospective Underwriters that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of shares of Common Stock in The
          Nasdaq  National  Market  until   such  time,  if  any,  when   a
          stabilizing  bid for  such securities  has been  made.   Rule 103
          generally provides that (1) a passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (2) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for shares of Common Stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

             The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act.

                            Map of Locations Across Globe





               Demand for photomasks is driven both by semiconductor design activity and the increase in complexity of integrated circuits. As the complexity of integrated circuits has increased, the number and complexity of photomasks used in the manufacture of a single circuit also has increased.





                            Chart of Number of Photomasks
                                for Device Generation

         ===========================================

             No  person has been authorized  to give any
          information or to make  any  representations
          other than those contained in this Prospectus
          and, if given or made, such information or
          representations must  not be relied upon  as
          having been authorized.   This Prospectus does
          not  constitute  an  offer  to   sell  or  the
          solicitation of an  offer to  buy any securities
          other than  the securities  to  which  it relates
          or  an offer  to  sell  or the solicitation  of  an
          offer   to  buy  such  securities   in  any
          circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                   ---------------------

                     TABLE OF CONTENTS

                                                         Page
                                                         ----

          PROSPECTUS SUMMARY   . . . . . . . . . . . . .   3

          RISK FACTORS  . . .  . . . . . . . . . . . . .   6

          USE OF PROCEEDS . . . . . . . . . . . . . . . .  11

          PRICE RANGE OF COMMON STOCK . . . . . . . . . .  11

          DIVIDEND POLICY . . . . . . . . . . . . . . . .  12

          CAPITALIZATION  . . . . . . . . . . . . . . . .  12

          SELECTED CONSOLIDATED FINANCIAL
           DATA . . . . . . .  . . . . . . . . . . . . . .  13

          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF RESULTS OF OPERATIONS
           AND FINANCIAL CONDITION   . . . . . . . . . . .  14

          BUSINESS  . . . . . . . .  . . . . . . . . . . .  22

          MANAGEMENT  . . . . . . .  . . . . . . . . . . .  29

          PRINCIPAL SHAREHOLDERS  .  . . . . . . . . . . .  31

          DESCRIPTION OF NOTES  . .  . . . . . . . . . . .  33

          DESCRIPTION OF CAPITAL STOCK   . . . . . . . . .  44

          CERTAIN FEDERAL INCOME TAX
           CONSIDERATIONS  . . . . . . . . . . . . . . . .  46

          LEGAL MATTERS .  . . . . . . . . . . . . . . . .  48

          EXPERTS . . . .  . . . . . . . . . . . . . . . .  48

          AVAILABLE INFORMATION  . . . . . . . . . . . . .  48

          INCORPORATION OF CERTAIN DOCUMENTS
            BY REFERENCE  . . .  . . . . . . . . . . . . .  48

          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS . . .  F-1

          UNDERWRITING  . . . . . . . . . . . . . . . . . . U-1

          ==================================================



          =================================================


                             $75,000,000


                                [LOGO]
                            PHOTRONICS, INC.


                            .  % CONVERTIBLE
                           SUBORDINATED NOTES
                            DUE MAY 15, 2004



                             ------------

                              PROSPECTUS

                             ------------



                          GOLDMAN, SACHS & CO.

                         ROBERTSON, STEPHENS &
                                COMPANY

                           SMITH BARNEY INC.


          ==============================================

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


          ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               The   expenses  in   connection   with   the  issuance   and
          distribution of the securities being registered, other than underwriting discounts and commissions, are estimated to be:

                    Securities and Exchange Commission
                       registration fee . . . . . . . . . . . .     $26,136
                    NASD filing fee . . . . . . . . . . . . . .       9,125
                    NASD listing fee  . . . . . . . . . . . . .      17,500
                    Rating agency fees  . . . . . . . . . . . .      88,750
                    Legal fees and expenses . . . . . . . . . .      85,000
                    Accounting fees and expenses  . . . . . . .      75,000
                    Blue Sky fees and expenses (including
                        fees of counsel) . . . . . . . . . . . .      5,000
                    Trustee's fees  . . . . . . . . . . . . . .      15,000
                    Printing and engraving fees . . . . . . . .      40,000
                    Miscellaneous . . . . . . . . . . . . . . .      13,489
                                                                   --------
                         Total  . . . . . . . . . . . . . .        $375,000
                                                                   ========


          ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              The Connecticut Stock Corporation Act (the "Act") provides for indemnification of directors, officers, shareholders, employees and agents of a corporation. Under the Act, a corporation is required to indemnify a director against judgments and other expenses of litigation when he is sued by reason of his being a director in any proceeding brought, other than on behalf of the corporation, if a director is successful on the merits in defense, or acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, or in a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a proceeding brought on behalf of a corporation (a derivative action), a director is entitled to be indemnified by the corporation for reasonable expenses of litigation, if the director is finally adjudged not to have breached his duty to the corporation. In addition, a director is entitled to indemnification for both derivative and non-derivative actions, if a court determines, upon application, that the director is fairly and reasonably entitled to be indemnified.

              Article Ninth of the Company's Certificate of Incorporation limits directors' monetary liability for actions or omissions made in good faith, which are later determined to be a breach of their duty as directors of the Company. Article Ninth does not eliminate or limit a director's liability for breaches of fiduciary duty for actions or omissions which (i) involved a knowing and culpable violation of law; (ii) enabled a director or an associate (as defined in the Act) to receive an improper personal economic gain; (iii) showed a lack of good faith and conscious disregard for his duty as a director under circumstances where the director was aware that his actions created an unjustifiable risk of serious injury to the Company;
          (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of his duty; or (v) involved the improper distribution of Company assets to its shareholders or an improper loan to an officer, director or 5% shareholder. Article Ninth also does not preclude suits for equitable relief, such as an injunction, nor would it shield directors from liability for violations of the federal securities laws. Moreover, Article Ninth does not limit the liability of directors for any act or omission that occurred prior to the date the Article became effective and does not limit the potential liability of officer-directors in their capacity as officers.

              The Company has purchased directors' and officers' liability insurance covering certain liabilities incurred by its directors in connection with the performance of their duties.

              The Underwriting Agreement filed herewith as Exhibit 1.1 contains provisions by which the Underwriters agree to indemnify the Company, each person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act, each director of the Company, and each officer of the Company who signs this Registration Statement with respect to information furnished in writing by the Underwriters for use in the Registration Statement.


          ITEM 16.  EXHIBITS.

              1.1   -    Proposed form of Underwriting Agreement.
              4.1   -    Form of Indenture.
              4.2   -    Form of Convertible Subordinated Note (included in
                         Exhibit 4.1).
              4.3   -    Form of Stock Certificate.(1)
              5.1   -    Opinion of Reid & Priest LLP.(2)
              12.1  -    Statement re Computation  of Ratio of  Earnings to
                         Fixed Charges.
              23.1  -    Consent of Deloitte & Touche LLP.
              23.2  -    Consent of  Reid & Priest  LLP (To  be included in
                         Exhibit 5.1).
              24.1  -    Power of Attorney.  (Included at page II-4).
              25.1  -    T-1 Statement of Eligibility and Qualification under
                         the Trust Indenture Act of 1939 of The Chase
                         Manhattan Bank.

          ------------------

          (1) Filed as an exhibit to the Company's Registration Statement on Form S-1, File Number 33-11694, which was declared effective by the Commission on March 10, 1987, and incorporated herein by reference.

          (2)  To be filed by amendment.


          ITEM 17.  UNDERTAKINGS.

               (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (b) The undersigned Registrant hereby undertakes:

                   (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                   (2)  That for  the purpose of determining  any liability
               under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed
               to  be   a  new  registration statement relating  to  the
               securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brookfield, State of Connecticut, on the 25th day of April 1997.


                                   PHOTRONICS, INC.


                                   By  /s/ Constantine S. Macricostas
                                     --------------------------------
                                      Constantine S. Macricostas,
                                      Chairman of the Board and Chief
                                      Executive Officer


                                  POWER OF ATTORNEY

               KNOW  ALL MEN  BY  THESE  PRESENTS  that each  person  whose signature appears below constitutes and appoints Michael J. Yomazzo and Jeffrey P. Moonan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Signature               Title              Date
                 ---------               -----              ----


      /s/ Constantine S. Macriostas    Chairman of the    April 25, 1997
      -----------------------------    Board of
          Constantine S. Macriostas    Directors,
                                       Chief Executive
                                       Officer and
                                       Director
                                       (Principal
                                       Executive
                                       Officer)


    /s/ Michael J. Yomazzo            President and       April 25, 1997
    -----------------------------      Director
       Michael J. Yomazzo

   /s/ Robert J. Bollo                 Vice               April 25, 1997
   -------------------------------     President/Finance
       Robert J. Bollo                 Chief Financial
                                       Officer
                                       (Principal
                                       Financial and
                                       Accounting
                                       Officer)


   /s/ Walter M.  Fiederowicz          Director           April 25, 1997
   ---------------------------
       Walter M. Fiederowicz


   /s/ Joseph A. Fiorita, Jr.          Director           April 25, 1997
   ----------------------------
       Joseph A. Fiorita, Jr.


    /s/ Yukio Tagawa                   Director           April 25, 1997
    -------------------------
        Yukio Tagawa

                                  INDEX TO EXHIBITS




          Exhibit
          Number      Exhibit
          -------     -------
             1.1   -  Proposed form of Underwriting Agreement
             4.1   -  Form of Indenture
             4.2   -  Form of Convertible Subordinated Note
                      (included in Exhibit 4.1)
             4.3   -  Form of Stock Certificate.(1)
             5.1   -  Opinion of Reid & Priest LLP.(2)
             12.1  -  Statement Regarding Computation of
                      Ratio of Earnings to Fixed Charges
             23.1  -  Consent of Deloitte & Touche LLP
             23.2  -  Consent of Reid & Priest LLP
                      (To be included in Exhibit 5.1)
             24.1  -  Power of Attorney (Included at page II-4)
             25.1  -  T-1 Statement of Eligibility
                      and Qualification under the Trust
                      Indenture Act of 1939 of
                      The Chase Manhattan Bank

          ---------------------------

          (1) Filed as an exhibit to the Company's Registration Statement on Form S-1, File Number 33-11694, which was declared effective by the Commission on March 10, 1987, and incorporated herein by reference.

          (2)  To be filed by amendment.